UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Xcel Energy Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Richard C. Kelly Chairman of the Board, President and Chief Executive Officer

April 5, 2006

Dear Shareholder:

Please join us at the Xcel Energy Annual Meeting of Shareholders, which will be held on May 17, 2006, at 10:00 a.m. MDT, at The Donald R. Seawell Grand Ballroom, The Denver Center for the Performing Arts, 14th and Curtis Streets, Denver, Colorado 80204. The doors will open at 9:00 a.m. MDT.

At the meeting, I will report recent Xcel Energy results, discuss ongoing operations and talk about future plans. I also will provide time for your questions and comments.

The attendance of our shareholders at annual meetings over the years has been very helpful in maintaining good communications and understanding. The annual meeting is open to shareholders and those guests invited by the Company. We sincerely hope you will be able to be with us. If you are a registered shareholder, your admission ticket to the annual meeting is attached to the proxy card. You will not receive an admission ticket if a bank or broker holds your shares. In that case, please come to the annual meeting and present proof of ownership of Xcel Energy stock at the registration table. As set forth in these guidelines, all attendees will be asked to provide photo identification, such as a driver’s license, in order to gain admittance to the annual meeting. We ask that you review the annual meeting guidelines contained on the back cover of this proxy statement. If you cannot attend in person, you can listen to our webcast of the annual meeting at www.xcelenergy.com.

Most important, we encourage you to vote on the issues included in this proxy statement as soon as possible. You can vote electronically over the Internet, by telephone or by mailing the proxy card. Instructions about each of the options are included on the proxy card.

Again, we’d be delighted to see you in Denver—and please vote soon.

Cordially,

Richard C. Kelly

ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

TABLE OF CONTENTS

Notice of Annual Meeting of Shareholders	ii
Questions and Answers about the Proxy Materials and the Annual Meeting	1
Corporate Governance	7
Board Structure and Compensation	10
Proposals to be Voted on	14
Proposal No. 1 Election of Directors	14
Proposal No. 2 Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Principal Independent Accountants for 2006	20
Proposal No. 3 Shareholder Proposal	21
Common Stock Ownership of Directors, Executive Officers and 5% Shareholders	23
Section 16(a) Beneficial Ownership Reporting Compliance	24
Executive Compensation	25
Report of the Governance, Compensation and Nominating Committee of the Board of Directors	33
Xcel Energy Stock Performance Graph	39
Employment Agreements and Severance Arrangements	39
Securities Authorized for Issuance Under Equity Compensation Plans	43
Report of the Audit Committee of the Board of Directors	44
Independent Public Accountants	45
Other Business	47

i

XCEL ENERGY INC.
800 Nicollet Mall, Suite 3000
Minneapolis, Minnesota 55402-2023

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time	10:00 a.m. MDT on Wednesday, May 17, 2006
Place	The Donald R. Seawell Grand Ballroom, The Denver Center for the Performing Arts, 14th and Curtis Streets, Denver, Colorado 80204.
Items of Business	(1)	To elect a board of directors to hold office until the next annual meeting of shareholders or until their respective successors have been elected or appointed.
	(2)	To ratify the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s principal independent accountants for 2006.
	(3)	To consider a shareholder proposal relating to the separation of the role of chairman of the board and chief executive officer, if properly presented at the Annual Meeting.
	(4)	To consider such other business as may properly come before the Annual Meeting or any adjournments thereof.
Record Date	You are entitled to vote if you were a shareholder at the close of business on March 21, 2006.
Annual Meeting Admission

If you are a registered shareholder, an admission ticket is attached to the proxy card. You will not receive an admission ticket if a bank or broker holds your shares. In that case, please come to the Annual Meeting and present proof of ownership of our stock at the registration table. The Annual Meeting is open to shareholders and those guests invited by the Company. All attendees will be asked to provide a photo identification, such as a driver’s license, in order to gain admittance to the Annual Meeting.

Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. You may submit your proxy:
	(1)	over the Internet;
	(2)	by telephone; or
	(3)	by mail.
For specific instructions, refer to the Questions and Answers beginning on page 1 of this proxy statement and the voting instructions on the proxy card.

THIS PROXY STATEMENT AND PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT APRIL 5, 2006.

By Order of the Board of Directors,

CATHY J. HART
Corporate Secretary

ii

XCEL ENERGY INC.
800 Nicollet Mall, Suite 3000
Minneapolis, Minnesota 55402-2023

April 5, 2006

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 17, 2006

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:            Why Am I Receiving These Materials?

A:   The Board of Directors of Xcel Energy Inc. is providing these proxy materials to you in connection with the solicitation by the Board of proxies to be voted at Xcel Energy’s Annual Meeting of Shareholders that will take place on May 17, 2006. You are requested to vote on the proposals described in this proxy statement.

Q:            What Information is Contained in These Materials?

A:   The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid officers and certain other required information. For those of you not receiving the proxy statement electronically, our 2005 Annual Report is enclosed in this mailing and also is available via the Internet at www.xcelenergy.com.

Q:            What Proposals Will be Voted On at the Annual Meeting?

A:   There are three proposals scheduled to be voted on at the Annual Meeting:

•         the election of a board of directors to hold office until the next annual meeting of shareholders or until their respective successors have been elected or appointed;

•         the ratification of the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s principal independent accountants for 2006; and

•         if properly presented at the Annual Meeting, a shareholder proposal relating to the separation of the role of chairman of the board and chief executive officer.

Q:            What Are the Company’s Voting Recommendations?

A:   Our Board recommends that you vote your shares as follows:

•         “FOR” each of the nominees to the Board;

•         “FOR” the ratification of the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s principal independent accountants for 2006; and

•         “AGAINST” the shareholder proposal.

Q:            What Shares Can I Vote?

A:   All shares of our common and preferred stock owned by you as of March 21, 2006, the record date, may be voted by you. These shares include those (1) held directly in your name as the shareholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:            What is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?

A:   Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

Shareholder of Record.   If your shares are registered directly in your name with our transfer agent, The Bank of New York, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to vote your proxy directly to the Company (by Internet, by telephone or by mail) or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner.   If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. If you wish to vote your shares in person, you must provide us with a legal proxy from your broker.

Q:            How Can I Vote My Shares?

A:   Whether you hold shares directly as the shareholder of record or beneficially in street name, you may vote in person at the Annual Meeting, by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

•         By Internet — If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card.

•         By Telephone — If you are in the United States, you may submit your proxy by following the “Vote by Telephone” instructions on the proxy card.

•         By Mail — You may do this by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign your proxy card, but do not provide instructions, your shares will be voted as described in “How Are Votes Counted?” If you provide voting instructions but do not sign your card, your vote will not be counted.

We Encourage You to Vote by Internet or by Telephone.

Q:   Can I Change My Vote?

A:   If you change your mind after voting your proxy and prior to the Annual Meeting, you can revoke your proxy and change your proxy instructions. You can revoke your proxy by either signing another proxy with a later date, voting a second time by telephone or by the Internet prior to 11:59 p.m. EDT on May 16, 2006, or voting again at the Annual Meeting. Alternatively, you may provide a written statement to the Company (attention: Corporate Secretary) of your intention to revoke your proxy.

Q:   Is My Vote Confidential?

A:   Yes. Xcel Energy Inc. has adopted a confidential voting policy under which shareholder votes are revealed only to a non-employee proxy tabulator or an independent inspector of election, except (1) as necessary to meet legal requirements, (2) in a dispute regarding authenticity of proxies and ballots, (3) in the event of a proxy contest if the other party does not agree to comply with the confidential voting policy, and (4) where disclosure may be necessary for the Company to assert or defend claims.

Q:   How Are Votes Counted?

A:   In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the other proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. However, if you are a participant in one of our employee savings or stock ownership plans, your proxy card is a voting directive for shares allocated to your account. The trustee will vote the shares as instructed by you in your voting directive. If you do not return your voting directive, the trustee will vote your allocated shares, along with all unallocated shares held, in the same proportion that all other allocated shares are voted.

If you are a participant in our Dividend Reinvestment and Cash Payment Plan, your proxy form will include the shares held on your behalf under such plan and the shares will be voted in accordance with your proxy vote. If you do not vote your proxy, your shares in the Dividend Reinvestment and Cash Payment Plan will not be voted.

Q:   What is the Voting Requirement to Approve Each of the Proposals?

A:   All proposals require the affirmative “FOR” vote of a majority of the voting power of the shares present. For the election of directors, you are entitled to cumulatively vote your shares as described more specifically under the heading “Proposal No. 1 Election Of Directors.” If you are a beneficial owner and do not provide the shareholder of record with voting instructions, your shares may constitute broker non-votes for certain proposals, as described in “What is the Quorum Requirement for the Annual Meeting?” below. In tabulating the voting result for any particular proposal, abstentions from voting are treated as votes “AGAINST” that proposal.

Q:   What Does it Mean if I Receive More Than One Proxy or Voting Instruction Card?

A:   It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:   How Can I Obtain an Admission Ticket for the Annual Meeting?

A:   If you are a registered shareholder, the admission ticket is attached to the enclosed proxy card. You will not receive an admission ticket if a bank or a broker holds your shares. In that case, please come to the Annual Meeting and present proof of ownership of our stock at the registration table. A photo identification, such as a driver’s license, will also be requested.

Q:   Where Can I Find the Voting Results of the Annual Meeting?

A:   We will announce preliminary voting results at the Annual Meeting. When the votes are finalized, we will include the final results in our second quarter Form 10-Q, which will be available on our website, www.xcelenergy.com, on or before August 9, 2006.

Q:   What Classes of Shares are Entitled to be Voted?

A:   If you owned shares of our common or preferred stock at the close of business on March 21, 2006, the record date, you are entitled to vote at the Annual Meeting. Each share of our common stock is entitled to one vote upon each matter presented at the Annual Meeting. On March 21, 2006, there were 405,061,348 shares of common stock issued and outstanding. Of these, 404,894,166 were eligible to vote. The balance of the shares of our outstanding common stock represent shares in our predecessor companies that have not yet been exchanged for shares of our common stock as required by the terms of the applicable mergers. Accordingly, these unexchanged shares are not eligible to vote. If you owned preferred stock (other than the $3.60 Series), you are entitled to one vote per share of such preferred stock upon each matter presented at the Annual Meeting. On March 21, 2006, we had 774,800 shares of our preferred stock (other than the $3.60 Series) outstanding. If you owned shares of our $3.60 Series preferred stock, you are entitled to three votes per share of such $3.60 Series preferred stock upon each matter presented at the Annual Meeting. On March 21, 2006, we had 275,000 shares of our $3.60 Series preferred stock outstanding. Other than as described in the next sentence, no person holds of record or, to our knowledge, beneficially owns more than 5% of any class of our outstanding voting securities. Based on information reported in a Schedule 13G filed on February 10, 2006, Capital Research and Management Company, 333 South Hope Street, Los Angeles, California 90071, is deemed to beneficially own 21,838,600 shares of our common stock, representing approximately 5.4% of our outstanding common stock, as a result of acting as investment adviser to various investment companies.

Q:   What is the Quorum Requirement for the Annual Meeting?

A:   The quorum requirement for holding the Annual Meeting and transacting business is a majority of the voting power of the shares of common stock and cumulative preferred stock issued, outstanding and entitled to vote at a meeting. The shares may be present in person or represented by proxy at the Annual Meeting. If you submit a properly executed proxy card or vote in person, by telephone or over the Internet, you will be considered part of the quorum. Both abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:   Who Will Count the Vote?

A:   Representatives of The Bank of New York will tabulate the votes and act as the inspectors of election.

Q:   Who Will Bear the Cost of Soliciting Votes for the Annual Meeting?

A:   The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials, except that certain expenses for Internet access may be incurred by you if you choose to access the proxy materials and/or vote over the Internet. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for these solicitation activities. We also have hired Georgeson Shareholder Communications, Inc. to assist us in the distribution of proxy materials and the solicitation of votes. We will pay Georgeson Shareholder Communications, Inc. a fee of $7,000 for these services. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of stock.

Q:   Does the Company Offer Shareholders Electronic Delivery of Proxy Materials?

A:   Yes. The Company offers shareholders the option to receive the Annual Report to Shareholders and proxy statement electronically, instead of receiving paper copies of these documents in the mail. You must consent to do so prior to the record date for the Annual Meeting.

To provide your consent for electronic delivery, please go to www.xcelenergy.com and click on “Investor Information.” Then look for electronic delivery. As soon as the Annual Report to Shareholders and proxy statement are available, electronic delivery participants will receive an e-mail with a link to the information and a control number to use to vote online.

Q:   What Happens if Additional Proposals are Presented at the Annual Meeting?

A:   Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Benjamin G.S. Fowke III, Cathy J. Hart and Gary R. Johnson, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:            May I Propose Actions for Consideration at Next Year’s Annual Meeting of Shareholders or Nominate Individuals to Serve as Directors?

A:   Yes, you may submit proposals for consideration at future shareholder meetings as follows:

To Be Included in the Proxy Statement.   Unless we indicate otherwise at a later date, in order for a shareholder proposal to be considered for inclusion in the Company’s proxy statement for next year’s annual meeting, the written proposal must be received by the Corporate Secretary no later than 5:00 p.m. Central Time on December 6, 2006. These proposals must be in writing and sent to: Corporate Secretary, Xcel Energy Inc., 414 Nicollet Mall — 5th floor, Minneapolis, Minnesota 55401-1993. These proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials.

To Be Raised from the Floor.   Similarly, unless we indicate otherwise at a later date, in order for a shareholder proposal to be raised from the floor during next year’s annual meeting, the shareholder’s written notice must be received by the Corporate Secretary between January 5, 2007 and February 19, 2007, and must contain certain information as required under our bylaws. You may contact the Corporate Secretary at our headquarters for a copy of the relevant provisions of our bylaws regarding the requirements for making shareholder proposals. Please note that these requirements relate only to matters a shareholder wishes to bring before next year’s annual meeting and that are not to be included in our proxy statement.

To Recommend an Individual to Serve as a Director.   You may make a recommendation to our Governance, Compensation and Nominating Committee of an individual to serve as a director by sending a written statement of the qualifications of the recommended individual to the Corporate Secretary of Xcel Energy Inc. at 414 Nicollet Mall — 5th floor, Minneapolis, Minnesota 55401-1993. In order to be considered for next year’s annual meeting, your recommendation should be received by October 13, 2006.

Q:            I Receive More Than One Complete Proxy Package. Is it Possible to Eliminate Duplicates?

A:   Yes, we have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, certain shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report to Shareholders and proxy statement, unless one or more of these shareholders notifies us that they would like to continue to receive individual copies. This will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Report to Shareholders and/or proxy statement, or if you hold stock in more than one account, and in either case, you would like to receive only a single copy of the Annual Report to Shareholders or proxy statement for your household, please forward your written request to The Bank of New York, Shareholder Relations — 12E, P.O. Box 11258, Church Street Station, New York, New York 10286. You may also e-consent to householding on the Internet at www.stockbny.com.

If you are a shareholder of record, or a beneficial owner whose shares are held through a broker or bank, and participate in householding and would like to receive a separate copy of our 2005 Annual Report to Shareholders or this proxy statement, please contact us in the manner described in the immediately preceding paragraph or call 1-877-914-9235. We will deliver the requested documents to you promptly upon receipt of your request. If you are not a shareholder of record and your shares are held through a broker or bank and you want to receive separate copies of the Annual Report to Shareholders and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder.

CORPORATE GOVERNANCE

Governance Guidelines and Code of Conduct

The Board of Directors of the Company operates pursuant to a set of written Guidelines on Corporate Governance that set forth the Company’s corporate governance philosophy and the governance policies and practices that the Company has established to assist in governing the Company and its affiliates.

The Guidelines describe Board membership criteria, the Board selection and member orientation process and stock ownership guidelines. The Guidelines require that all but two of the directors must be independent and that the members of each committee must be independent. Directors are to retire from the Board prior to the annual meeting of shareholders in the year in which they turn 72 and, except for inside directors and directors first elected prior to 2000, are to serve no more than 15 years on the Board. The Guidelines also provide that no director may serve on more than three other boards of directors of publicly held companies without the prior approval of the Governance, Compensation and Nominating Committee. Directors whose professional responsibilities change, such as upon retirement or a change in employer, are required to submit a letter of resignation for the Board’s consideration.

The Guidelines provide that the Governance, Compensation and Nominating Committee of the Board will evaluate the performance of the Chief Executive Officer on an annual basis, using objective criteria. The Guidelines also provide that the members of the Board will conduct an annual assessment of the performance of the Board and the processes used by the Board. The members of each respective committee will conduct an annual assessment of the performance of the committees.

The Guidelines provide that Board members have full access to officers and employees of the Company and, as necessary and appropriate, the Company’s independent advisors, including legal counsel and independent accountants. The Guidelines further provide that the Board and each committee have the power to hire independent legal, financial or other advisors as they deem necessary. The Guidelines provide that the independent directors are to meet in executive session on a regularly scheduled basis, and that the rotating lead independent director will chair these executive sessions. The chairs of the Board’s respective committees identified in the following sections will serve, on a quarterly rotational basis, as the lead independent director.

The Board of Directors of the Company has adopted a Code of Conduct that applies to employees and directors of Xcel Energy Inc., its wholly owned subsidiaries and affiliates.  Our Code of Conduct applies to our chief executive officer, our chief financial officer and our chief accounting officer, and complies with the requirements imposed by the Sarbanes-Oxley Act of 2002 and the rules issued thereunder for codes of conduct applicable to such officers as well as the governance requirements of the New York Stock Exchange. All of our corporate governance material, including our Code of Conduct, our Guidelines on Corporate Governance and each of our committee charters, is available for public viewing on the Company’s web site at www.xcelenergy.com, under “About Us — Corporate Governance.” Copies of our corporate governance material are also available free of charge to shareholders who request them. Requests must be in writing and sent to: Corporate Secretary, Xcel Energy Inc., 800 Nicollet Mall, Suite 3000, Minneapolis, Minnesota 55402-2023.

Board Composition and Independence

In 2004, the Board requested and received shareholder approval to amend our bylaws to eliminate the classification of the Board of Directors. Beginning this year, all directors will be elected annually for one-year terms.

The Board of Directors of the Company is currently composed of ten directors, nine of whom are independent within the meaning of the listing standards of the New York Stock Exchange. For purposes of determining independence, we have adopted the following categorical standards for director independence in compliance with the listing standards of the New York Stock Exchange:

•        No director qualifies as “independent” unless the Board affirmatively determines, taking into account all of the relevant facts and circumstances, that the director has no material relationship with us or any of our subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with us or any of our subsidiaries);

•        A director who is an employee, or whose immediate family member is an executive officer, of us or any of our subsidiaries is not independent until four years after the end of such employment relationship;

•        A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms or deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until four years after he or she ceases to receive more than $100,000 per year in such compensation;

•        A director (a) who is a current partner or employee of the firm that is the Company’s external auditor, or (b) whose immediate family member is a current partner of such firm or a current employee of such firm and participates in that firm’s audit, assurance, or tax compliance (but not tax planning) practice, or (c) who was, or whose immediate family member was, within the last four years a partner or employee of such a firm and personally worked on the Company’s audit within that time, is not independent;

•        A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our or any of our subsidiaries’ present executives serve on that company’s compensation committee is not “independent” until four years after the end of such service or the employment relationship;

•        A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, us or any of our subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not “independent” until four years after falling below such threshold; and

•        A director who is an employee or representative of a significant supplier of any Xcel Energy business unit or legal entity will not be “independent” unless we entered into the relationship with the supplier as a result of competitive purchasing practices.

For purposes of determining whether a director is independent, the Board has determined that the receipt of regulated electric and gas service from the Company does not constitute a material relationship.

The Board determined that the following current members of the Board: Mr. Richard H. Anderson, Mr. C. Coney Burgess, Mr. Roger R. Hemminghaus, Mr. A. Barry Hirschfeld, Mr. Douglas W. Leatherdale, Mr. Albert F. Moreno, Ms. Margaret R. Preska, Ms. A. Patricia Sampson and Mr. Richard H. Truly; and the following nominees for director: Mr. Fredric W. Corrigan and Mr. Richard K. Davis, meet the aforementioned independence standards. Mr. Richard C. Kelly does not meet the independence standards because he is our current Chairman, President and Chief Executive Officer.

Standing Committees; Independent Members

Our Board has four standing committees — Audit; Finance; Governance, Compensation and Nominating; and Operations, Nuclear and Environmental. All members of these committees are independent directors who are nominated and approved by the Board each year. The Governance, Compensation and Nominating Committee will recommend to the Board the directors to chair these committees. The roles and responsibilities of these committees are defined in the committee charters adopted by the Board and provide for oversight of executive management. The duties and responsibilities of all the Board committees are reviewed regularly and are outlined in the following sections.

Lead Independent Directors

In an effort to strengthen independent oversight of management and to strengthen communication, the Board has appointed the chairpersons of each committee (Messrs. Burgess, Hemminghaus, Hirschfeld and Leatherdale) to serve in the role of lead independent director on a quarterly rotational basis. The non-management lead independent director chairs executive sessions of the Board conducted without management and, in consultation with the Chairman, establishes the agendas for meetings of the Board of Directors. The executive sessions are held on a regular basis. During 2005, the independent directors met in executive session on 5 occasions.

Communications with the Board of Directors

Shareholders or other interested parties who wish to communicate with members of the Board, including the independent directors individually or as a group, may send correspondence to them in care of the Corporate Secretary at the Company’s principal offices, 800 Nicollet Mall, Suite 3000, Minneapolis, Minnesota 55402-2023. Alternatively, the directors may be contacted via e-mail at boardofdirectors@xcelenergy.com. We currently do not intend to have the Corporate Secretary screen this correspondence, but we may change this policy if directed by the Board due to the nature and volume of the correspondence.

The Company does not have a formal policy, but encourages each of its Board members to attend the Annual Meeting. All nine members of our Board as of the 2005 annual meeting attended the meeting.

Prohibition on Loans; Ratification of Auditors

The Xcel Energy Inc. 2005 Omnibus Incentive Plan, approved by shareholders at the 2005 annual meeting, expressly prohibits Company loans to any employees, including executive officers.

As is more fully discussed later in this proxy statement, the Board of Directors is requesting shareholder ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s principal independent accountants for 2006.

BOARD STRUCTURE AND COMPENSATION

As previously discussed, our Board currently consists of ten directors, nine of whom are considered independent within the meaning of the listing standards of the New York Stock Exchange.

The Board had the following four standing committees during 2005:

•        Audit

•        Finance

•        Governance, Compensation and Nominating

•        Operations, Nuclear and Environmental

The function of each committee and current membership are described in the following sections. During 2005, the Board met seven times and the independent directors met in executive session on five occasions. Various committees of the Board met as indicated below. Of the ten directors currently serving on the Board, six of them attended 100% of the meetings of the Board and committees on which such director served during 2005, three directors attended at least 86% of such meetings and Mr. Richard H. Anderson attended 71% of such meetings.

Audit Committee

Members: Roger R. Hemminghaus (Chair), Richard H. Anderson, Douglas W. Leatherdale, Albert F. Moreno and Margaret R. Preska. All members of the Audit Committee are independent, as defined in the listing standards of the New York Stock Exchange, and are financially literate in accordance with the listing standards of the New York Stock Exchange. The Board has determined that Richard H. Anderson, Roger R. Hemminghaus and Douglas W. Leatherdale meet the Securities and Exchange Commission’s definition of audit committee financial expert.

Number of meetings in 2005: 7

The functions of the Audit Committee include, among other things:

•        Oversight of our financial reporting process, including the integrity of our financial statements, compliance with legal and regulatory requirements, and the independence and performance of internal and external auditors;

•        Review of the annual audited financial statements and quarterly financial information with management and the independent auditors;

•        Appointment of independent auditors;

•        Review with the independent auditors of the scope and the planning of the annual audit;

•        Review of findings and recommendations of the independent auditors and management’s response to the recommendations of the independent auditors; and

•        Preparation of the Report of the Audit Committee included in this proxy statement.

The Audit Committee operates under a written charter adopted by our Board of Directors. The charter is available for public viewing on our web site at www.xcelenergy.com under “About Us — Corporate Governance — Audit Committee.” The charter complies with the requirements of the Sarbanes-Oxley Act and the listing standards of the New York Stock Exchange. The charter will be reviewed and reassessed regularly to ensure continued compliance with these requirements.

Finance Committee

Members: C. Coney Burgess (Chair), Roger R. Hemminghaus, Douglas W. Leatherdale, Albert F. Moreno and Richard H. Truly.

Number of meetings in 2005: 5

The functions of the Finance Committee include, among others:

•        Oversight of corporate capital structure and budgets;

•        Oversight of financial plans and dividend policies;

•        Recommendations as to dividends;

•        Oversight of insurance coverage and banking relationships;

•        Oversight of investor relations; and

•        Oversight of financial and operational risk management.

The Finance Committee operates under a written charter adopted by our Board of Directors. The charter is available for public viewing on our web site at www.xcelenergy.com under “About Us — Corporate Governance — Finance Committee.”

Governance, Compensation and Nominating Committee

Members: Douglas W. Leatherdale (Chair), C. Coney Burgess, A. Barry Hirschfeld and A. Patricia Sampson. All members of the Governance, Compensation and Nominating Committee are independent, as defined in the listing standards of the New York Stock Exchange.

Number of meetings in 2005: 9

The functions of the Governance, Compensation and Nominating Committee include, among others:

•        Determination of Board organization, selection of director nominees and setting of director compensation;

•        Evaluation of performance of the Chief Executive Officer and other senior officers;

•        Approval of executive compensation, including incentives and other benefits;

•        Establishment of corporate governance principles and procedures;

•        Review of corporate structure and policies with respect to human resource policies, corporate ethics, and long range planning and strategy; and

•        Preparation of the Report of the Governance, Compensation and Nominating Committee included in this proxy statement.

The Governance, Compensation and Nominating Committee operates under a written charter adopted by our Board of Directors. The charter is available for public viewing on our web site at www.xcelenergy.com under “About Us — Corporate Governance — Governance, Compensation and Nominating Committee.”

In considering individuals for nomination as directors, the Governance, Compensation, and Nominating Committee typically solicits recommendations from its current directors and is authorized to engage third party advisors, including search firms, to assist in the identification and evaluation of candidates. For 2005, the committee hired Russell Reynolds Associates, Inc., an international search firm, to help identify and facilitate the screening and interview process of potential director nominees. The search firm screened the candidates, conducted reference checks, prepared a biography of each candidate for the committee to review and helped set up interviews. The committee selected the nominees that best suit our needs. Mr. Fredric W. Corrigan and Mr. Richard K. Davis were each initially recommended by Russell Reynolds Associates, Inc.

In evaluating potential candidates, the committee may consider such factors as it deems appropriate. These factors may include judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. While the committee has not established any specific minimum qualifications for director nominees, the committee believes that demonstrated leadership, as well as significant years of service in an area of endeavor such as business, law, public service, related industry or academia, is a desirable qualification for service as a director of the Company.

Any shareholder may make recommendations to the Governance, Compensation and Nominating Committee for membership on the Board by sending a written statement of the qualifications of the recommended individual to the Corporate Secretary at 414 Nicollet Mall — 5th Floor, Minneapolis, Minnesota 55401-1993. Such recommendations should be received by October 13, 2006 in order to be considered for the next year’s annual meeting. The committee will evaluate candidates recommended by shareholders on the same basis as it evaluates other candidates.

Operations, Nuclear and Environmental Committee

Members: A. Barry Hirschfeld (Chair), Richard H. Anderson, Margaret R. Preska, A. Patricia Sampson and Richard H. Truly.

Number of meetings in 2005: 3

The functions of the Operations, Nuclear and Environmental Committee include, among others:

•        Oversight of nuclear and non-nuclear operations, electric and gas delivery and retail service operations;

•        Review of environmental compliance, performance issues and initiatives, and customer operations;

•        Review of safety and operations performance; and

•        Review of operational decisions and plans related to performance.

The Operations, Nuclear and Environmental Committee operates under a written charter adopted by our Board of Directors. The charter is available for public viewing on our web site at www.xcelenergy.com under “About Us — Corporate Governance — Operations, Nuclear and Environmental Committee.”

Directors’ Compensation for 2005

The following table provides information on our compensation and reimbursement practices during 2005 for non-employee directors. Mr. Kelly, who is employed by the Company, received no compensation for his Board activities.

	Through Aug. 31, 2005	Effective Sept. 1, 2005
Annual Director Retainer	$35,000	$35,000
Board Meeting Attendance Fees (per meeting)	$1,500	$1,500
Telephonic Meeting Attendance Fees (per meeting)	$650	$650
Committee Meeting Attendance Fees (per meeting)	$1,500	$1,500
Additional Retainer for Committee Chair:
Governance, Compensation & Nominating Committee	$5,000	$5,000
Operations, Nuclear & Environmental Committee	$5,000	$5,000
Audit Committee	$10,000	$10,000
Finance Committee	$5,000	$5,000
Stock Equivalent Units	$52,800	$64,000

We have a Stock Equivalent Plan for Non-Employee Directors to more closely align directors’ interests with those of our shareholders. Under this Stock Equivalent Plan, directors may receive an annual award of stock equivalent units with each unit having a value equal to one share of our common stock. Stock equivalent units do not entitle a director to vote and are only payable as a distribution of whole shares of the Company’s common stock upon a director’s disability or termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. Additional stock equivalent units are accumulated upon the payment of, and at the same value as, dividends declared on our common stock.

On May 26, 2005, each then-serving non-employee director of the Company received an award of 2,916 stock equivalent units representing approximately $52,800 in cash value. Mr. Richard H. Truly was elected to the board of directors in September 2005 and, in October 2005, Mr. Truly received a pro-rated portion of stock equivalent units valued at approximately $37,100 or 2,053 units. Additional stock equivalent units were accumulated during 2005 as dividends were paid on our common stock. The number of stock equivalents for each non-employee director is listed in the Beneficial Ownership Table on page 23.

Prior to 2005, directors were able to participate in a deferred compensation plan that provided for deferral of director retainer and meeting fees until after retirement from the Board. A director could defer director retainer and meeting fees into the Stock Equivalent Plan. A director who elected to defer compensation under this plan received a premium of 20% of the compensation that was deferred. In December 2004, the Board amended a number of executive and director compensation plans, including the Stock Equivalent Plan for Non-Employee Directors and the Non-Employee Directors Deferred Compensation Plan, in part to comply with deferred compensation requirements of new Section 409A of the Internal Revenue Code of 1986, as amended, as added by Section 885 of the American Jobs Creation Act of 2004, and other legislation. As a result of the amendments, participation in the Stock Equivalent Plan for Non-Employee Directors and the Non-Employee Directors Deferred Compensation Plan was frozen. The plans will continue to operate in accordance with their terms with respect to amounts deferred and/or awarded prior to January 1, 2005. It is expected that the plans will be amended in 2006 in order to achieve compliance with the new deferred compensation requirements. In addition, Mr. Roger R. Hemminghaus, Mr. A. Barry Hirschfeld and Mr. C. Coney Burgess are entitled to a benefit upon retirement from the Board resulting from their service as a director for a predecessor company under a tenure policy that was frozen on August 22, 2000 at the time of the formation of Xcel Energy. Based on the terms of this tenure policy, Messrs. Hemminghaus, Hirschfeld and Burgess are eligible to receive a monthly benefit ($353.75, $1,844.20 and $406.25, respectively) for the lesser of ten years or life.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Number of Nominees, Classification and Voting

The current Board of Directors consists of ten directors. Each director serves a one-year term, with all directors subject to annual election. Mr. Richard H. Anderson, a current member of the Board of Directors, will not be seeking re-election and, accordingly, his term as a director will expire effective at the Annual Meeting. In addition, Wayne H. Brunetti, the former Chairman and Chief Executive Officer of the Company, retired as a member of the Board effective December 15, 2005.

The following eleven individuals are the nominees to be elected to serve until the 2007 annual meeting or until their successors are elected: C. Coney Burgess, Fredric W. Corrigan, Richard K. Davis, Roger R. Hemminghaus, A. Barry Hirschfeld, Richard C. Kelly, Douglas W. Leatherdale, Albert F. Moreno, Dr. Margaret R. Preska, A. Patricia Sampson and Richard H. Truly. With the exception of Mr. Corrigan and Mr. Davis, each of the nominees is a current director.

The persons named as proxies intend to vote the proxies for the election of the nominees to the Board. If any of the nominees should be unavailable to serve as a director by an event that is not anticipated, the persons named as proxies reserve full discretion to vote for any other persons who may be nominated.

You are entitled to vote cumulatively for the election of directors. This means that you are entitled to a number of votes equal to the number of votes entitled to be cast with respect to the shares held by you multiplied by the number of directors to be elected. You may cast all your votes for one nominee or distribute your votes among the nominees. The election of each director shall be decided by majority vote. With respect to the election of the nominated directors, the persons named as proxies reserve the right to cumulate votes represented by proxies which they receive and to distribute such votes among one or more of the nominees at their discretion.

Information as to Nominees

The nominees, their ages, principal occupations or positions, experience and the years first elected as a director of the Company, if applicable, are shown on the following pages.

None of the nominees are related to each other or to any other nominee or to any executive officer of the Company or its subsidiaries by blood, marriage or adoption.

Except for Mr. Kelly, no nominee has been an employee of the Company within the past five years.

The Board of Directors recommends a vote “FOR” the election to the Board of each of the following nominees. Proxies solicited by the Board of Directors will be voted “FOR” the nominees, unless a contrary vote is specified.

Nominees for Directors

C. Coney Burgess
Age:	68
Director Since:	2000
1997 to 2000 (New Century Energies, Inc. (“NCE”))
1994 to 1997 (Southwestern Public Service Company (“SPS”))
Principal Occupation/ Experience:	Chairman and President of Burgess-Herring Ranch Company and Chairman of Herring Bank.
Other Directorships:	Herring Bank, Monarch Trust Company; Chain-C, Inc.; American Quarter Horse Association; Texas and Southwestern Cattle Raisers Association; the Harrington Cancer Center.
Education:	Bachelor of science and bachelor of arts degrees from Mississippi State University; major in geology and pre-law.
Fredric W. Corrigan
Age:	63
Director Since:	N/A
Principal Occupation/ Experience:	CEO and President of The Mosaic Company, a global crop nutrition company (October 2004 to present); previously Executive Vice President of Cargill, Incorporated.
Other Directorships:	The Mosaic Company; The Fertilizer Institute; Vice Chairman and Director of the Potash and Phosphate Institute.
Education:	Bachelor’s degree in Economics from Dartmouth College.
Richard K. Davis
Age:	48
Director Since:	N/A
Principal Occupation/ Experience:	President and Chief Operating Officer of U.S. Bancorp, a multi-state financial holding company (October 2004 to present); Vice Chairman of U.S. Bancorp (February 2001 to October 2004).
Other Directorships:	American Bankers Association; Visa International; Minnesota Orchestra.
Education:	Bachelor’s degree in Economics from California State University and has completed banking school programs at the University of Washington and Cornell University.

Roger R. Hemminghaus
Age:	69
Director Since:	2000 1997 to 2000 (NCE) 1994 to 1997 (SPS)
Principal Occupation/ Experience:	Retired Chairman and CEO of Ultramar Diamond Shamrock Corp., a petroleum refining and marketing company.
Other Directorships:

CTS Corporation; Tandy Brands Accessories Corporation; National Executive Council Boy Scouts of America; regent of Texas Lutheran University; Vice Chairman of Development Board of University of Texas at San Antonio; Director and former Chairman of the Southwest Research Institute; former Chairman of the Federal Reserve Bank of Dallas.

Education:	Bachelor of science degree in chemical engineering from Auburn University; graduate work in business and nuclear engineering.
A. Barry Hirschfeld
Age:	63
Director Since:	2000 1997 to 2000 (NCE) 1988 to 1997 (Public Service Company of Colorado (“PSCo”))
Principal Occupation/ Experience:	Chairman of National Hirschfeld, LLC, a Denver commercial printing company; President of ABH Development, Inc., a residential and commercial real estate development firm in Denver.
Other Directorships:

Clyfford Still Museum; the Rocky Mountain Multiple Sclerosis Center; the National Jewish Center; trustee for the Denver Area Council of the Boy Scouts of America; lifetime trustee of the Denver Metro Convention and Visitors Bureau; Colorado Concern and Executive Vice President of Mile High Stadium Club.

Education:	Bachelor of science degree in business administration from California State Polytechnic University and M.B.A. from the University of Denver.

Richard C. Kelly
Age:	59
Director Since:	2004
Principal Occupation/ Experience:

Chairman, President and Chief Executive Officer of Xcel Energy (December 2005 to present); Chairman, PSCo, SPS, Northern States Power Company Wisconsin (“NSPW”) and Northern States Power Company Minnesota (“NSPM”) (March 2005 to present). Previously President and Chief Executive Officer of Xcel Energy (July 2005 to December 2005); President and Chief Operating Officer of Xcel Energy (October 2003 to June 2005); Vice President and Chief Financial Officer of Xcel Energy (August 2002 to October 2003); President, Enterprises of Xcel Energy (August 2000 to August 2002); Executive Vice President and Chief Financial Officer of NCE (1997 to August 2000); and Senior Vice President of PSCo (1990 to 1997). Executive officer and director of many of our subsidiaries, including NSPM, NSPW, SPS and PSCo. President and Chief Operating Officer of NRG Energy, Inc. (“NRG”), a former subsidiary of Xcel Energy Inc. (June 6, 2002 to May 14, 2003), and a director of NRG (June 2000 to May 14, 2003). In May 2003, NRG and certain of NRG’s affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code to restructure their debt. NRG emerged from bankruptcy on December 5, 2003.

Other Directorships:	Science Museum of Minnesota; Minnesota Orchestra; Capital City Partnership; Regis University; Colorado Concern (Member) and Colorado Forum (Member).
Education:

Master’s degree and a bachelor’s degree in accounting from Regis University; attended the University of Colorado’s Executive Education Conference and the University of Michigan’s Public Utility Executive Program.

Douglas W. Leatherdale
Age:	69
Director Since:	1991
Principal Occupation/ Experience:	Retired Chairman and Chief Executive Officer of The St. Paul Companies, Inc. (1990 to 2001).
Other Directorships:

UnitedHealth Group Inc.; the International Insurance Society; the American Hanoverian Society; the University of Winnipeg Foundation; former chairman and current director of The Minnesota Orchestra; lifetime director of the University of Minnesota Foundation.

Education:	Bachelor’s degree from United College, Winnipeg, Manitoba and Doctorate of Laws (Honoris Causa) from the University of Winnipeg, Canada.
Albert F. Moreno
Age:	62
Director Since:	2000 1999 to 2000 (NCE)
Principal Occupation/ Experience:	Retired Senior Vice President and General Counsel of Levi Strauss & Co., a brand name apparel manufacturer.
Other Directorships:	Member of the board of trustees of the Rosenberg Foundation.
Education:

Bachelor’s degree in economics from San Diego State University, degree in Latin American Economic Studies from the Universidad de Madrid and law degree from the University of California at Berkeley School of Law.

Dr. Margaret R. Preska
Age:	68
Director Since:	1980
Principal Occupation/ Experience:

Owner and Chief Executive Officer of Robinson Preska Company (includes Build a Bike, Inc.com, an Internet-based instructional business); Distinguished Service Professor, Minnesota State Colleges and Universities; Historian and President Emerita of Minnesota State University, Mankato.

Other Directorships:	Milkweed Editions Publishing Co.
Education:	Bachelor of science degree from the State University of New York-Brockport, master’s degree from The Pennsylvania State University and Ph.D. from Claremont Graduate University.

A. Patricia Sampson
Age:	57
Director Since:	1985
Principal Occupation/ Experience:	Chief Executive Officer and President of The Sampson Group, Inc., a management development and strategic planning consulting business.
Other Directorships:	Chairperson of World Alive Ministries.
Education:

Bachelor’s degree from Youngstown State University and master’s degree from the University of Pennsylvania. She is an Associate Minister at Fellowship Missionary Baptist Church and currently working toward a doctoral degree in ministry at Bethel Seminary.

Richard H. Truly
Age:	68
Director Since:	2005
Principal Occupation/ Experience:

Retired U.S. Navy Vice Admiral and past director of the Department of Energy’s National Renewable Energy Laboratory (NREL) (1997 until 2005); former Executive Vice President of the Midwest Research Institute; former Vice President of the Georgia Institute of Technology; former administrator for the National Aeronautics and Space Administration (NASA).

Other Directorships:	Tetra Technology, Inc.; Edenspace Systems Corporation; Regis University (Trustee); U.S. Space Foundation; University Coalition of Atmospheric Research.
Education:	Bachelor of Aeronautical Engineering from Georgia Institute of Technology.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S
PRINCIPAL INDEPENDENT ACCOUNTANTS FOR 2006

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP as the principal independent accountants to audit the accounts of the Company for the fiscal year ending December 31, 2006. Deloitte & Touche LLP was originally selected by the Board, upon the recommendation of the Audit Committee, as principal independent accountants for the Company effective March 27, 2002.

While the Audit Committee is responsible for the appointment, retention, termination and oversight of the Company’s principal independent accountants, the Audit Committee and the Board are requesting, as a matter of policy, that shareholders ratify the appointment of Deloitte & Touche LLP as the Company’s principal independent accountants. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareholders do not ratify the appointment, the Audit Committee may investigate the reasons for the shareholders’ rejection and may consider whether to retain Deloitte & Touche LLP or to appoint another auditor. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different principal independent accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from shareholders at the Annual Meeting.

Vote Required

The affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required for the ratification of the appointment of Deloitte & Touche LLP as the Company’s principal independent accountants for 2006. Abstentions from voting in this matter are treated as votes “AGAINST.”  Proxies solicited by the Board of Directors will be voted “FOR” the proposal, unless a different vote is specified.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of the Company’s principal independent accountants. Proxies solicited by the Board of Directors will be voted “FOR” the ratification of the appointment of the Company’s principal independent accountants, unless a different vote is specified.

PROPOSAL NO. 3

SHAREHOLDER PROPOSAL

Gerald R. Armstrong, 820 Sixteenth Street, No. 705, Denver, Colorado, 80202, beneficial owner of 914 shares, has given notice that he intends to present for action at the Annual Meeting the following resolution:

Resolution

That the shareholders of XCEL ENERGY INC. request their Board of Directors to establish a policy of separating the roles of the Chairman of the Board and the Chief Executive Officer (or President) whenever possible, so that an independent director who has not served as an executive officer of the Company serves as the Chairman of the Board of Directors.

This proposal shall not apply to the extent that complying would necessarily breach any contractual obligations in effect at the time of the 2006 annual meeting.

STATEMENT

The primary purpose of the Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including the Director serving as President and Chief Executive Officer. The proponent believes that the separation of the roles of Chairman and CEO will promote greater accountability to shareholders of our Company.

The unchallenged reign of Wayne Brunetti as Chairman and President has been bad enough. Now, our Board is handing the shareholders another era of “one person” leadership and is allowing another empire to be built without sufficient review within the system.

Please note that the Attorney General of Minnesota had called for the dismissal of Wayne Brunetti.

WHEN WILL WE LEARN?

I believe that Richard Kelly can be a good President but he needs to be accountable to a Chairman of the Board and a Board of Directors while not attempting to serve independently in both positions.

In 2004, Mr. Brunetti abolished the position of Vice President for Colorado and Wyoming noting there was not a need for a geographical vice president. Recently, Mr. Kelly has appointed someone to a similar position but with a different title. And, recently, Mr. Kelly announced he was purchasing a home in suburban Denver and would be “splitting time between Xcel’s Minneapolis headquarters and its Colorado offices.”

The proponent believes that an independent Board Chairman would have followed approved governance practices and required policies for accountability.

Many respected institutional investors support the proposed separation. CalPER’s Corporate Core Principles and Guidelines state:  “the independence of a majority of the Board is not enough” and that “the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management.”

THE XCEL ENERGY BOARD UNANIMOUSLY RECOMMENDS
A VOTE AGAINST THIS PROPOSAL

The Board of Directors does not believe that this proposal is in the best interest of Xcel Energy shareholders. The Board believes that it is important this proposal should not be implemented, and therefore recommends a vote against this proposal.

At this time, the Board of Directors, which includes nine independent, non-management directors among its ten members, believes that the positions of Chairman of the Board and Chief Executive Officer should be held by the same person, except in unusual circumstances such as a transition in leadership. The Board believes that currently it is in the best interest of our company to have a single person serve as Chairman and CEO to provide unified leadership and direction. The Board may separate these positions in the future should circumstances change.

The Board does not agree that separating the roles of Chairman and CEO will promote greater accountability to the shareholders. The Board of Directors believes that its current independent Board structure provides the necessary good corporate governance and accountability. The Board does not believe that it is necessary for the Chairman to be an independent director and does not believe its independence is compromised by having a single person serve as Chairman and CEO. The functions of the Board are carried out by the full Board, and when delegated, by the Board committees. Each director is a full and equal participant in the major strategic and policy decisions of our company. The independent Board members meet on a regular basis in executive sessions that are led by a rotating lead director, who is an independent director. The insight and advice that each independent director provides to our company is not dependent on the identity of the Chairman of the Board.

The Board of Directors also disputes the shareholder proponent’s claim that somehow approved governance practices and policies for accountability were not followed. The Board is committed to high standards of corporate governance and has adopted Corporate Governance Guidelines that are posted on our website. These guidelines were designed, in part, to ensure the independence of the Board and include a formal process for the evaluation of CEO performance by all independent Board members.

The Board believes that our corporate governance structure, with its emphasis on independence, makes it unnecessary to have a policy of separating the roles of Chairman and CEO. The Board believes it is important that it has the discretion to act in the best interests of shareholders at any point in time. The proposal would deprive the Board of its flexibility to organize its functions and conduct its business in the manner it deems most efficient.

The Board of Directors recommends a vote “AGAINST” this proposal for the reasons described above. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a shareholder has indicated otherwise in voting the proxy.

COMMON STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND 5% SHAREHOLDERS

The following table sets forth information concerning beneficial ownership of our common stock as of March 1, 2006, for: (a) each director and nominee for director; (b) the Named Executive Officers set forth in the Summary Compensation Table; (c) the directors and executive officers as a group; and (d) each beneficial holder of more than 5% of our voting securities. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. None of the individual directors or officers or the nominees for director listed in the Beneficial Ownership Table below owned more than 0.55% of Xcel Energy’s common stock. None of these individuals owns any shares of Xcel Energy’s preferred stock.

Beneficial Ownership Table

Name and Principal Position of Beneficial Owner	Common Stock(1)	Stock Equivalents(2)	Options Exercisable Within 60 Days	Restricted Stock	Total
Richard C. Kelly(3)	120,778.18	69,726.22	452,750.00	5,488.78	648,743,18
Chairman of the Board, President and Chief Executive Officer
Richard H. Anderson	776.00	6,583.29	—	—	7,359.29
Director
C. Coney Burgess	9,857.01	36,374.95	—	—	46,231.96
Director
Roger R. Hemminghaus	6,681.37	47,502.13	—	—	54,183.50
Director
A. Barry Hirschfeld	15,231.12	38,835.41	—	—	54,066.53
Director
Douglas W. Leatherdale	1,100.00	63,612.89	—	—	64,712.89
Director
Albert F. Moreno	2,325.00	45,329.97	—	—	47,654.97
Director
Margaret R. Preska	1,300.00	40,924.70	—	—	42,224.70
Director
A. Patricia Sampson	1,433.91	40,416.84	—	—	41,850.75
Director
Richard H. Truly	521.00	2,075.66	—	—	2,596.66
Director
Fredric W. Corrigan	—	—	—	—	—
Nominee for Director
Richard K. Davis	—	—	—	—	—
Nominee for Director
Paul J. Bonavia	62,168.59	24,285.40	339,000.00	2,522.73	427,976.72
President, Utilities Group
Benjamin G.S. Fowke III	23,597.20	20,307.26	62,400.00	4,234.25	110,538.71
Vice President and Chief Financial Officer
Gary R. Johnson	65,997.40	20,315.11	229,405.00	—	315,717.51
Vice President and General Counsel
Patricia K. Vincent	45,856.54	25,565.83	97,200.00	4,889.91	173,512.28
President and Chief Executive Officer of Public Service Company of Colorado (PSCo)

Wayne H. Brunetti	532,122.07	144,599.53	1,433,660.00	—	2,110,381.60
Former Chairman and Chief Executive Officer
Capital Research and Management Company(4)	21,838,600	—	—	—	21,838,600
333 South Hope Street Los Angeles, CA 90071
Directors and Executive Officers as a group (24 persons)	1,139,145.74	699,175.90	3,262,508	27,368.28	5,128,197.92

(1)            At March 21, 2006, the closing price of Xcel Energy common stock on the New York Stock Exchange was $18.42.

(2)            Includes performance-based restricted stock units in the following amounts: Mr. Kelly, 62,905.75; Mr. Bonavia, 21,877.47;  Mr. Fowke, 18,751.64; Mr. Johnson, 20,315.11; Ms. Vincent, 22,659.20; and Mr. Brunetti, 143,887.86. These performance-based restricted stock units will vest upon satisfaction of certain criteria, including achievement of 27% total shareholder return (“TSR”) for 10 consecutive days. If the TSR target is not met within four years from the date of grant, the performance-based restricted stock units will be forfeited entirely. The directors and executive officers as a group hold 352,513.27 performance-based restricted stock units. This does not include certain other performance-based restricted stock granted in 2005 and 2006 that will not vest until the end of 2006 or 2007, respectively, at the earliest.

(3)            Mr. Kelly’s wife owns 407.84 of these shares and 4,497 of these shares are held in a trust for which Mr. Kelly serves as trustee. Mr. Kelly disclaims beneficial ownership of these shares.

(4)            Based on Schedule 13G filed on February 10, 2006, Capital Research and Management Company is deemed to beneficially own these shares as a result of acting as investment advisor to various investment companies. Capital Research and Management Company has stated that it has sole investment power, but no voting power, with respect to these shares. These shares represented approximately 5.4% of our outstanding common stock at March 1, 2006.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and officers to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our stock. We are required to disclose whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. We believe that during 2005, all of our officers and our directors subject to such reporting obligations have satisfied all Section 16(a) filing requirements. In making this statement, we have relied upon examinations of the copies of Forms 3, 4 and 5 and the written representations of our directors and executive officers.

EXECUTIVE COMPENSATION

The following tables set forth cash and non-cash compensation for each of the last three fiscal years ended December 31, 2005, for the Company’s Chief Executive Officer, former Chief Executive Officer and each of the four next most highly compensated executive officers serving as officers at December 31, 2005 (collectively, the “Named Executive Officers”). As set forth in the footnotes, the data presented in this table and the tables that follow include amounts paid to the Named Executive Officers in 2005 by the Company or any of its subsidiaries.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary($)	Bonus($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)	Number of Securities Underlying Options and SARs(#)	LTIP Payouts ($)(4)	All Other Compensation ($)(5)(6)
Richard C. Kelly	2005	810,000	212,966	1,960	—	—	2,588,136	53,876
Chairman, President and	2004	655,000	205,571	10,209	—	—	1,101,425	63,791
Chief Executive Officer*	2003	532,361	1,000,000	2,164	—	—	—	93,688
Paul J. Bonavia	2005	455,000	82,170	5,886	—	—	1,490,174	33,326
President, Utilities	2004	420,000	120,629	19,043	—	—	634,173	69,139
Group	2003	385,000	271,015	11,217	—	—	—	111,790
Benjamin G.S. Fowke III	2005	440,000	91,866	1,489	—	—	424,482	29,019
Vice President and	2004	360,000	93,052	6,178	—	—	180,646	46,785
Chief Financial Officer	2003	259,306	337,600	5,992	—	—	—	114,548
Gary R. Johnson	2005	400,000	77,663	3,748	—	—	1,509,536	21,771
Vice President and	2004	390,000	106,097	911	—	—	642,408	24,381
General Counsel	2003	390,000	500,000	1,091	—	—	—	20,350
Patricia K. Vincent	2005	450,000	72,948	1,601	—	—	1,315,989	19,125
President and Chief	2004	435,000	131,236	8,397	—	—	560,036	20,708
Executive Officer of PSCo	2003	368,333	283,235	3,680	—	—	—	35,876
Wayne H. Brunetti	2005	1,020,625	292,976	7,794	—	—	8,335,999	4,267,349
Former Chairman and	2004	1,065,000	457,909	9,752	—	—	3,547,489	125,148
Chief Executive Officer**	2003	1,065,000	1,293,096	1,806	—	—	—	225,365

*                      Elected as Chief Executive Officer effective July 1, 2005 and as Chairman of the Board effective December 15, 2005.

**                 Retired as Chief Executive Officer effective July 1, 2005 and as Chairman of the Board effective December 15, 2005.

(1)            The amounts in this column represent awards earned under the Xcel Energy Inc. Executive Annual Incentive Award Plan that was approved by shareholders in 2000. The amounts include the value of shares of unrestricted and restricted common stock that such officers elected to receive, including where appropriate the 20% premium for restricted stock and the 5% premium for unrestricted stock, in lieu of a portion of the cash payment for which they were otherwise entitled under the Xcel Energy Inc. Executive Annual Incentive Award Plan in the amounts set forth on the following pages (shares listed for 2005 were actually issued in February 2006 following determination of bonus amounts by the Governance, Compensation and Nominating Committee):

	Shares of Unrestricted Common Stock			Shares of Restricted Common Stock
Name	2005	2004	2003	2005	2004	2003
Richard C. Kelly	—	—	—	3,186	3,298	—
Paul J. Bonavia	—	3,161	7,977	—	3,613	—
Benjamin G.S. Fowke III	—	1,045	5,793	1,787	1,194	4,413
Gary R. Johnson	—	—	—	—	—	—
Patricia K. Vincent	—	—	—	2,083	4,020	—
Wayne H. Brunetti	—	—	—	—	14,028	40,535

(2)            The amounts shown include reimbursements for taxes on certain personal benefits, including perquisites such as financial planning and home security services, and on executive life insurance and relocation expenses received by the Named Executive Officers. The value of the perquisites received by each of the Named Executive Officers is below the reporting threshold contained in the Securities and Exchange Commission’s rules and, thus, is not included in this column.

(3)            At December 31, 2005, Mr. Kelly held 3,415.61 shares of restricted stock with an aggregate value of $63,052, Mr. Bonavia held 3,741.85 shares of restricted stock with an aggregate value of $69,074, Mr. Fowke held 4,427.82 shares of restricted stock with an aggregate value of $81,738, and Ms. Vincent held 4,163.36 shares of restricted stock with an aggregate value of $76,856. Restricted stock vests in three equal annual installments and the holders are entitled to receive dividends at the same rate as paid on all other shares of common stock. The dividends are reinvested in additional shares of stock which is also restricted for the same periods as the underlying restricted stock on which the dividends are paid. Restricted stock held by Mr. Brunetti vested at his retirement as discussed below in “Employment Agreements and Severance Arrangements — Wayne H. Brunetti Employment Agreement and Retirement.”  At December 31, 2005, Mr. Kelly held 121,951.97 performance-based restricted stock units, with an aggregate value of $2,251,233, Mr. Bonavia held 42,696.65 performance-based restricted stock units, with an aggregate value of $788,180, Mr. Fowke held 38,912.31 performance-based restricted stock units, with an aggregate value of $718,321, Mr. Johnson held 38,606.54 performance-based restricted stock units, with an aggregate value of $712,677, Ms. Vincent held 43,239.24 performance-based restricted stock units, with an aggregate value of $798,196 and Mr. Brunetti held 270,163.14 performance-based restricted stock units, with an aggregate value of $4,987,211. On January 20, 2006, dividend equivalents of 1,375.28, 481.50, 438.82, 435.37, 487.62 and 3,046.69 were credited to Mr. Kelly, Mr. Bonavia, Mr. Fowke, Mr. Johnson, Ms. Vincent and Mr. Brunetti, respectively. The grants effective 2004 and 2005 of performance-based restricted stock units were issued pursuant to the Xcel Energy Inc. Omnibus Incentive Plan approved by shareholders in 2000. Performance-based restricted stock units granted effective 2004 will vest upon satisfication of certain criteria, including achievement of a 27% total shareholder return (“TSR”) for 10 consecutive days. If the TSR target is not met within four years from the date of grant, such performance-based restricted stock units will be forfeited entirely. The performance-based restricted stock units granted effective 2005 will vest upon satisfaction of certain criteria, including achievement of a specified EPS growth and environmental index measurement, as discussed in more detail on page 35. If the specified performance targets are not satisfied within four years of grant, the performance-based restricted stock units will be forfeited. The performance-based restricted stock units are entitled to dividend equivalents at the same rate as paid to all other shares of common stock.

(4)            Amounts for 2005 represent earnings associated with performance share awards granted effective January 1, 2003. For the three-year period ending December 31, 2005, the Company’s total shareholder return (“TSR”), as measured relative to other companies in the Edison Electric Institute (“EEI”) Electrics Index, was above the 75th percentile of the peer group, resulting in awards equal to 200 percent of target. Payments to the Named Executive Officers were made in a combination of cash and shares. Mr. Kelly received $1,000,000 in cash and 83,170 pre-tax shares.

Mr. Bonavia received $745,087 in cash and 39,020 pre-tax shares. Mr. Fowke received $212,241 in cash and 11,115 pre-tax shares. Mr. Johnson received $745,768 in cash and 39,527 pre-tax shares. Ms. Vincent received $657,995 in cash and 34,459 pre-tax shares. Mr. Brunetti received $1,000,000 in cash and 384,184 pre-tax shares.

Amounts for 2004 represent earnings due to lapse of restrictions on performance-based restricted stock units granted on March 28, 2003. Restrictions on the performance-based restricted stock units lapsed, but not before one year from the date of grant, after the achievement of a 27% total shareholder return (“TSR”) for 10 consecutive business days and other criteria relating to Xcel Energy’s common equity ratio. Effective November 11, 2003, both the TSR and common equity ratios had been achieved and, accordingly, the restrictions on the performance-based restricted stock units lapsed on March 29, 2004 and each recipient received shares of common stock equal to the number of performance-based restricted stock units then held by such recipient. Mr. Kelly received 60,987 pre-tax shares. Mr. Bonavia received 35,115 pre-tax shares. Mr. Fowke received 10,003 pre-tax shares. Mr. Johnson received 35,571 pre-tax shares. Ms. Vincent received 31,010 pre-tax shares. Mr. Brunetti received 196,428 pre-tax shares.

(5)            The amounts represented in the “All Other Compensation” column for the year 2005 for the Named Executive Officers include the following:

Name	Company Matching 401(k) Contributions ($)	Contributions to the Non-Qualified Savings Plan ($)	Value of the remainder of insurance premiums paid by the Company under the Officer Survivor Benefit Plan ($)	Imputed Income as a result of the Life Insurance paid by the Company ($)	Accrued Vacation Pay ($)	Earnings Accrued under Deferred Compensation Plan ($)	Relocation Benefit	Severance Payments ($)	Gift Certificate ($)	Total ($)
Richard C. Kelly	8,400	22,100	—	7,888	13,462	2,026	—	—	—	53,876
Paul J. Bonavia	8,400	—	—	3,386	8,750	6,689	6,101	—	—	33,326
Benjamin G.S. Fowke III	8,400	8,850	—	1,100	8,462	2,207	—	—	—	29,019
Gary R. Johnson	1,400	—	4,214	5,403	—	10,754	—	—	—	21,771
Patricia K. Vincent	8,400	9,600	—	1,125	—	—	—	—	—	19,125
Wayne H. Brunetti	8,400	32,425	—	13,733	150,704	6,587	—	4,050,000	5,500	4,267,349

(6)            See “Employment Agreements and Severance Arrangements — Wayne H. Brunetti Employment Agreement and Retirement” for a description of payments and benefits in connection with Mr. Brunetti’s retirement.

Aggregated Option/SAR Exercises in Last Fiscal Year and
FY-End Option/SAR Values

The following table indicates for each of the Named Executive Officers the number and value of exercisable and unexercisable options and stock appreciation rights as of December 31, 2005.

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In-the-Money Options/ SARs at FY-End ($)(1)
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard C. Kelly	—	—	452,750	0	—	—
Paul J. Bonavia	—	—	339,000	0	—	—
Benjamin G.S. Fowke III	—	—	62,400	0	—	—
Gary R. Johnson	—	—	238,227	0	—	—
Patricia K. Vincent	—	—	97,200	47,000	—	—
Wayne H. Brunetti	—	—	1,433,660	0	—	—

(1)            Option values were calculated based on a $18.46 closing price of Xcel Energy common stock, as reported on the New York Stock Exchange at December 31, 2005.

Long-Term Performance Plan Awards in Last Fiscal Year(1)

The following table shows information on awards granted during 2005 under the Xcel Energy Inc. Omnibus Incentive Plan approved by shareholders in  2000 for each person in the Summary Compensation Table.

	Number of				Estimated Future Payouts Under
	Shares, Units		Performance or		Non-Stock Price-Based Plans
	or Other		Other Period Until		Threshold
Name	Rights (2)		Maturation or Payout		($)(3)	Target ($)(#)	Maximum ($)(3)
Richard C. Kelly	57,044	(3)	1/1/05-12/31/07		$258,125	$1,032,500	$2,065,000
	57,044	(4)	1/1/05-12/31/08	(4)		57,044 units	57,044 units
Paul J. Bonavia	20,110	(3)	1/1/05-12/31/07		$91,000	$364,000	$728,000
	20,110	(4)	1/1/05-12/31/08	(4)		20,110 units	20,110 units
Benjamin G.S. Fowke III	19,448	(3)	1/1/05-12/31/07		$88,000	$352,000	$704,000
	19,448	(4)	1/1/05-12/31/08	(4)		19,448 units	19,448 units
Gary R. Johnson	17,680	(3)	1/1/05-12/31/07		$80,000	$320,000	$640,000
	17,680	(4)	1/1/05-12/31/08	(4)		17,680 units	17,680 units
Patricia K. Vincent	19,890	(3)	1/1/05-12/31/07		$90,000	$360,000	$720,000
	19,890	(4)	1/1/05-12/31/08	(4)		19,890 units	19,890 units
Wayne H. Brunetti	122,093	(3)	1/1/05-12/31/07		$552,469	$2,209,875	$4,419,750
	122,093	(4)	1/1/05-12/31/08	(4)		122,093 units	122,093 units

(1)            The amounts in this table for the year 2005 represent awards made under the performance-based restricted stock unit and performance share components described under “Long-Term Incentives” in the Report of the Governance, Compensation and Nominating Committee.

(2)            Each performance share or performance-based restricted stock unit represents the value of one share of Xcel Energy common stock.

(3)            This represents the performance share component. If the threshold for the performance share component of the 35th percentile is achieved, the payout could range between 25% and 200%. Payout values, while based on percentile performance, are also determined by the price of Xcel Energy common stock at payout. The estimated future payout amounts set forth above are based on a stock price of $18.10, which was the average of the high and low price of Xcel Energy common stock on January 3, 2005, the date of grant. At March 21, 2006, the closing price of Xcel Energy common stock was $18.42.

(4)            This represents the performance-based restricted stock unit component. Payouts of the performance-based restricted stock units and the lapsing of restrictions on transfer of the units were based on two separate criteria:

•       75% of awarded performance-based restricted stock units plus associated earned dividend equivalents will be settled, and the restricted period will lapse, after the Company achieves 12% earnings per share growth (adjusted for corporate-owned life insurance) measured against the Company’s December 31, 2004 earnings per share (adjusted for corporate-owned life insurance). Additionally, the Company’s annual dividend paid on its common stock must remain at $0.83 per share or greater. Earnings per share growth is measured annually at the end of each fiscal year.

•       25% of awarded performance-based restricted stock units plus associated earned dividend equivalents will be settled, and the restricted period will lapse, after the average actual performance results (adjusted for actual megawatt hours) for the three components of an environmental index measured as a percentage of target performance meets or exceeds 100%. The environmental index is measured annually at the end of each fiscal year and includes components based on measurement of emissions of nitrogen oxide, sulfur dioxide and carbon dioxide.

However, in no event will the restrictions lapse prior to December 31, 2006. If the performance criteria have not been met within four years from the date of grant, all asociated units will be forfeited. Additional units are credited during the restricted period at the same rate as dividends paid on all other shares of outstanding common stock. The dividend equivalents are subject to all terms of the original grant. As of December 31, 2005, the following dividend equivalents have been credited: Mr. Kelly, 2,704; Mr. Bonavia, 953; Mr. Fowke, 922; Mr. Johnson, 838; Ms. Vincent, 943 and Mr. Brunetti, 5,787. On January 20, 2006, additional dividend equivalents of 674, 238, 230, 209, 235 and 1,442 were credited to Mr. Kelly, Mr. Bonavia, Mr. Fowke, Mr. Johnson, Ms. Vincent and Mr. Brunetti, respectively.

Pension Plan Table

The following table shows estimated combined annual pension benefits payable to a covered participant from the qualified and non-qualified defined benefit plans maintained by the Company and its subsidiaries and the Xcel Energy Supplemental Executive Retirement Plan (the “SERP”). With the exception of Mr. Brunetti, each of the Named Executive Officers participates in the SERP and the qualified and non-qualified defined benefit plans sponsored by us. Mr. Brunetti retired effective December 15, 2005 and terminated his participation in the SERP at that time. For a discussion of Mr. Brunetti’s SERP benefits, see “Employment Agreements and Severance Arrangements — Wayne H. Brunetti Employment Agreement and Retirement.”

	Years of Service
Highest Average Compensation	10 years	15 years	20 or more years
$ 200,000	$55,000	$82,500	$110,000
225,000	61,875	92,813	123,750
250,000	68,750	103,125	137,500
275,000	75,625	113,438	151,250
300,000	82,500	123,750	165,000
350,000	96,250	144,375	192,500
400,000	110,000	165,000	220,000
450,000	123,750	185,625	247,500
500,000	137,500	206,250	275,000
600,000	165,000	247,500	330,000
700,000	192,500	288,750	385,000
800,000	220,000	330,000	440,000
900,000	247,500	371,250	495,000
1,000,000	275,000	412,500	550,000
1,100,000	302,500	453,750	605,000
1,200,000	330,000	495,000	660,000
1,300,000	357,500	536,250	715,000
1,400,000	385,000	577,500	770,000
1,500,000	412,500	618,750	825,000
1,600,000	440,000	660,000	880,000
1,700,000	467,500	701,250	935,000
1,800,000	495,000	742,500	990,000
1,900,000	522,500	783,750	1,045,000
2,000,000	550,000	825,000	1,100,000
2,100,000	577,500	866,250	1,155,000
2,200,000	605,000	907,500	1,210,000
2,300,000	632,500	948,750	1,265,000
2,400,000	660,000	990,000	1,320,000
2,500,000	687,500	1,031,250	1,375,000
2,600,000	715,000	1,072,500	1,430,000
2,700,000	742,500	1,113,750	1,485,000

The benefits listed in the Pension Plan Table are not subject to any deduction or offset. The covered compensation used to calculate the SERP benefits is the average of the highest three calendar years of base salary as of December 31 plus annual incentive compensation earned during the five calendar year period immediately preceding the calendar year of termination. The Salary and Bonus columns of the Summary Compensation Table above generally reflect the annual compensation used in determining covered compensation for purposes of calculating SERP benefits.

The SERP benefit, defined as a 20-year certain annuity, accrues ratably over 20 years and, when fully accrued, is equal to (a) 55% of covered compensation minus (b) any other qualified or non-qualified benefits. The SERP benefit is payable as a single lump-sum amount equal to the actuarial equivalent present value of the 20-year certain annuity or in an actuarial equivalent life-only or joint and 50% survivor annuity. Benefits are payable at age 62, or as early as age 55, but would be reduced 5% for each year that the benefit commencement date precedes age 62. The approximate credited years of service under the SERP as of January 1, 2006, were as follows:

Named Executive Officer	Highest Average Compensation	Credited Service
Mr. Kelly	$1,199,536	38 years
Mr. Bonavia	$599,832	15 years
Mr. Fowke	$551,600	9 years
Mr. Johnson	$654,251	27 years
Ms. Vincent	$587,285	12 years

Notwithstanding any special provisions related to pension benefits described under the heading “Employment Agreements and Severance Arrangements,” the Company has granted Ms. Vincent five additional credited years of service for purposes of SERP accrual, which are included in the above table. Additionally, the Company has agreed to accrue SERP benefits for Mr. Bonavia ratably over 11 years rather than 20 years, with the years of credited service in the table above imputed to reflect that rate, and to permit distribution of his full unreduced benefit as early as age 60.

Legal Proceedings

Beginning in July 2002, several lawsuits purporting to be class actions on behalf of certain purchasers of the Company’s common stock were filed in the U.S. District Court for the District of Minnesota. The lawsuits, which were consolidated, alleged violations of Section 10(b) of the 1934 Act and Rule 10b-5 thereunder relating to allegedly false and misleading disclosures concerning, among other things, “round trip” energy trades and the nature, extent and seriousness of liquidity and credit difficulties at NRG. The complaints named Xcel Energy; Wayne H. Brunetti, former chairman and chief executive officer; Edward J. McIntyre, former vice president and chief financial officer; former chairman James J. Howard; Gary R. Johnson, general counsel, and Richard C. Kelly, then president of Xcel Energy Enterprises, as defendants.

In August 2002, a shareholder derivative action was filed in the U.S. District Court for the District of Minnesota, purportedly on behalf of Xcel Energy, against the directors and certain present and former officers, citing allegedly false and misleading disclosures and asserting breach of fiduciary duty.

In September and October 2002, two essentially identical actions were filed in the U.S. District Court for the District of Colorado, purportedly on behalf of classes of employee participants in the Company’s and its predecessors’ 401(k) or employee stock ownership plans. The complaints alleged violations of the Employee Retirement Income Security Act of 1974 (ERISA) in the form of breach of fiduciary duty in allowing or encouraging the purchase, contribution and/or retention of the Company’s common stock in the plans. The complaints named as defendants Xcel Energy, its directors, certain former directors and certain former officers.

On April 1, 2005, the U.S. District Court for the District of Minnesota approved a settlement agreement relating to all of these lawsuits. Under the terms of the settlement of the securities and ERISA claims, the Company’s insurance carriers agreed to pay $70.5 million and the Company paid $17.5 million. Settlement of the derivative lawsuit involved the Company’s adoption of certain corporate governance measures and payment of plaintiff’s attorney’s fees and expenses, of which the Company paid $125,000. The settlements included no admission of liability by the Company or any individual defendant.

The Company is obligated to indemnify its officers and directors under certain circumstances to the fullest extent permitted by Minnesota law. As part of that obligation, the Company has advanced and will continue to advance certain attorneys’ fees and expenses incurred by officers and directors in various litigation, including the litigation described above. In connection with the derivative proceedings described above, for the period July 31, 2002 through March 31, 2003, the period April 1, 2003 through March 31, 2004, the period April 1, 2004 through March 31, 2005, and the period April 1, 2005 through March 1, 2006, the Company has advanced expenses of approximately $22,000, $56,000, $107,000 and less than $5,000, respectively, to the law firm of Jones Day on behalf of the Company’s directors and Mr. Edward J. McIntyre, former vice president and chief financial officer, approximately $15,000, $7,000, $3,000 and less than $1,000, respectively, to the law firm of Briggs and Morgan on behalf of the Company’s directors and Mr. Edward J. McIntyre, former vice president and chief financial officer and approximately $8,000, $7,000, $4,000 and less than $1,000, respectively, to the law firm of Rider Bennett on behalf of Mr. James J. Howard, former chairman.

REPORT OF THE GOVERNANCE, COMPENSATION AND NOMINATING COMMITTEE
OF THE BOARD OF DIRECTORS

The director, executive compensation and benefit programs of the Company are administered by the Governance, Compensation and Nominating Committee (for purposes of this report, the “Committee”). The Committee is composed of Douglas W. Leatherdale, Chair, C. Coney Burgess, A. Barry Hirschfeld, and A. Patricia Sampson, all of whom are independent directors as defined by the listing standards of the New York Stock Exchange, “non-employee directors” of the Company as defined by Section 16(b) of the 1934 Act, and “outside directors” within the meaning of Section 162(m) of the Code. The Board has delegated to the Committee the responsibility of establishing the Company’s compensation philosophy, as well as the compensation package for the Chief Executive Officer and other Named Executive Officers of the Company. This includes establishing and administering the Company’s base salary program, executive annual and long-term incentive programs and executive benefit programs. The Committee also recommends and administers compensation and benefit programs for all Company executives and key talent.

Compensation Philosophy

The Committee’s goal is to attract, retain and motivate the outstanding executive talent needed to deliver superior returns to shareholders and provide the highest quality of service to customers. The Company’s executive compensation philosophy uses a combination of salary and performance-based (incentive) compensation, delivered through annual and long-term incentives, to align management’s interests with those of shareholders. This philosophy results in a targeted compensation mix for senior officers in which annual and long-term incentives account for more than 50 percent of the executives’ targeted annual compensation. In addition, the Company’s compensation program helps to reinforce management’s link to shareholders by establishing plans that compensate executives based on corporate, business unit and individual performance goals. Finally, significant use of equity-based incentives, combined with the Company’s stock ownership guidelines, encourages management to respond to business challenges and opportunities as owners as well as employees.

In establishing a compensation strategy for the Company, the Committee works with an independent, nationally recognized compensation and benefits consulting firm and took into account several factors, including but not limited to:

•        the desire to align management interests with those of shareholders and customers;

•        the desire to strongly link management pay to both annual and long-term Company performance; and

•        the need to attract talent from both within and outside of the utility industry, to retain individuals of outstanding ability and to motivate such individuals to achieve superior performance.

As a result, the Committee has approved a compensation strategy designed to meet these objectives and encourage executives to succeed in a highly evolving competitive environment. For 2005, base salaries and annual incentive opportunities are set primarily to the median of organizations of similar size in the utility industry. For these purposes, the utility industry peer group is very similar to, but somewhat broader than the EEI Electrics Index peer group utilized in the Stock Performance Graph on page 39. In the judgment of the Committee, the utility industry peer group is the appropriate group to use for compensation purposes. For 2005, long-term incentive targets are set at the 75th percentile of the utility industry and, as discussed below, are linked to both relative shareholder return as well as Company earnings and an environmental index. Base salaries are reviewed annually, with increases tied to such factors as individual performance, the executive’s duties and responsibilities, financial results, and changes in the marketplace. Federal tax law limits the deductibility of executive compensation in excess of $1,000,000 unless certain exceptions are met. It is the Committee’s intent to maintain the deductibility of executive compensation to the extent reasonably practicable and to the extent consistent with its other compensation objectives. For 2005, a portion of Mr. Brunetti’s and Mr. Kelly’s compensation was non-deductible.

Base Salary

The Committee targeted base salaries to the 50th percentile of similarly sized utility industry companies (on a revenue adjusted basis) as described above. Mr. Brunetti received a salary adjustment to $1,065,000 in 2002 and has not received any salary adjustments since. Other Named Executive Officers received pay increases of 3 percent to 22 percent effective January 2005. In connection with the assumption of increased responsibilities following his appointment as President and Chief Executive Officer on July 1, 2005, Mr. Kelly received a salary adjustment from $700,000 to $920,000 as of that date. These base salaries are included in the “Salary” column of the Summary Compensation Table.

Annual Incentives

For 2005, annual incentives were administered under the Xcel Energy Inc. Executive Annual Incentive Award Plan, which was approved by shareholders in 2000 (the “2000 Annual Incentive Plan”). Annual incentive awards were targeted to the 50th percentile of the utility industry, as discussed above, and were based on achieving corporate financial and operational goals and business unit operational goals.

Target Annual Incentive Awards for 2005.   Annual incentive awards, expressed as a percentage of salary, were set by the Committee under the 2000 Annual Incentive Plan at the end of 2004 except for Mr. Richard C. Kelly as later described.   Payouts of annual incentive awards were dependent on the level of achievement of corporate financial and operational goals and business unit operational goals approved by the Committee, with each individual having the opportunity to earn from 0 percent to approximately 150 percent of his or her target annual incentive award based on the level of achievement in 2005 of the goals applicable to such individual. Corporate goals included targeted earnings per share, a customer satisfaction measurement, an environmental measurement related to air emissions and operations measurements related to generation availability, system availability, a measure of employee engagement and safety. Business unit goals included customer service, reliability, safety, environmental responsibility, reliability, safety and management to budgeted financial results, measured at a business unit level.

Target annual incentive awards (as a percent of base salary) were set for all Xcel Energy officers, ranging from 100 percent of salary for Mr. Brunetti to 55 percent of salary for the other Named Executive Officers. With the approval of the Committee, an award could be multiplied by a leadership rating factor from zero to two. Mr. Kelly’s target annual incentive award was set at 70 percent of salary for his time as President and Chief Operating Officer and set at 100 percent of salary for his time as President and Chief Executive Officer.

Payouts of the annual incentive awards for Mr. Brunetti and Mr. Kelly were dependent entirely on attaining corporate goals. For the other Named Executive Officers, the formula was weighted 67 percent to attaining corporate goals and 33 percent to attaining business unit operational goals.

In order to encourage increased share ownership by executive officers, the 2000 Annual Incentive Plan provides the option for executives to receive their payments in shares of common stock or shares of restricted common stock (which vests in equal annual installments over a three-year period) in lieu of cash. A 5 percent premium is added to amounts paid in shares of common stock, and a 20 percent premium is added to amounts paid in shares of restricted common stock.

Calculation and Payment of 2005 Annual Incentive Awards.   Based on corporate performance during 2005, payouts under the corporate performance component were 29 percent of the corporate target. Business unit performance resulted in payouts ranging from 23 percent to 53 percent of the target for the business unit goals. As a result, and taking into account adjustments for individual leadership factor ratings, the executive officers received from 27 percent to 59 percent of their targeted annual incentive awards. Adjustments for individual leadership factor ratings were not made for any of the Named Executive Officers. These annual incentive payments are included in the “Bonus” column of the Summary Compensation Table.

Long-Term Incentives

For 2005, long-term incentives were administered under the Xcel Energy Inc. Omnibus Incentive Plan, approved by shareholders in 2000. This plan allows for several forms of incentive compensation from which the Committee may select in designing long-term incentives.

For 2005, the Company’s long-term incentive plan had two components:

•        performance-based restricted stock units; and

•        performance shares.

Long-term incentive opportunities ranged from 415 percent of base salary for Mr. Brunetti and 295 percent of base salary for Mr. Kelly to 160 percent of base salary for the other Named Executive Officers. Performance-based restricted stock units were targeted to deliver 50 percent of each officer’s long-term incentive opportunity, with the remaining 50 percent delivered through the performance share component.

Performance-Based Restricted Stock Unit Component.   Effective January 1, 2005, the Committee granted performance-based restricted stock units to executive officers. Each unit represented one share of our common stock. Prior to the expiration of the restricted period, the performance-based restricted stock units (“Units”) may not be sold or otherwise transferred by the recipients. The restricted period will end, and restrictions on transfer of the performance-based restricted stock units will lapse based on two separate performance criteria. Seventy-five percent of the awarded Units plus associated earned dividend equivalents will be settled, and the restricted period will lapse after Xcel Energy achieves 12% earnings per share (EPS) growth (adjusted for corporate-owned life insurance) measured against December 31, 2004 EPS (adjusted for corporate-owned life insurance). Additionally, Xcel Energy’s annual dividend paid on its common stock must remain at $0.83 per share or greater. EPS growth will be measured annually at the end of each fiscal year. However, in no event will the restrictions lapse prior to December 31, 2006. If the performance criteria have not been met within four years of the date of grant, all associated Units will be forfeited.

The remaining 25 percent of the awarded Units plus associated earned dividend equivalents will be settled, and the restricted period will lapse after the average actual performance results (adjusted for actual megawatt hours) for the three components of an environmental index measured as a percent of target performance meets or exceeds 100 percent. The environmental index will be measured annually at the end of each fiscal year and includes components based on measurement of emissions of nitrogen oxide, sulfur dioxide and carbon dioxide. However, in no event will the restrictions lapse prior to December 31, 2006. If the performance criteria have not been met within four years of the date of grant, all associated Units shall be forfeited.

The number of performance-based restricted stock units awarded was calculated by dividing the executive officer’s target award by $18.10, the average of the high and low prices of our common stock on January 3, 2005 for the first trading day of the calendar year.

Mr. Brunetti was awarded 122,093 performance-based restricted stock units. Mr. Kelly was awarded 57,044 performance-based restricted stock units. Other Named Executive Officers were awarded from 17,680 to 20,110 performance-based restricted stock units. These awards are included in the Long-Term Incentive Plan Awards in Last Fiscal Year table.

Performance Share Component.   Awards in the performance share component are made in shares, each of which represents the value of one share of Xcel Energy common stock. The target number of shares granted was calculated by dividing the executive’s target award by the fair market value of Xcel Energy common stock on the date of the grant. Payout of the performance share award is dependent entirely on a single measure, TSR relative to peers. Xcel Energy’s TSR, as measured over a three-year period, will be compared to the three-year TSR of other companies in the EEI Electrics Index as a peer group, one of the groups against which our stock performance is measured in the Stock Performance Graph on page 39. At the end of each three-year period, the performance share component provides for payout at the target level if Xcel Energy’s TSR is at the 50th percentile of the peer group and at 200 percent of the target level for performance at or above the 75th percentile of the peer group. The performance unit component provides smaller payouts for performance below the 50th percentile. No payout would be made for performance below the 35th percentile.

For the measurement cycle that ended in 2005 (representing awards granted effective January 1, 2003), the TSR was at the 76th percentile resulting in a 200 percent payout.

For the 2005 to 2007 measurement cycle, Mr. Brunetti was awarded 122,093 shares and Mr. Kelly was awarded 57,044 shares. Other Named Executive Officers were awarded from 17,680 to 20,110 shares. These awards are included in the Long-Term Incentive Plan Awards in Last Fiscal Year table.

Other Perquisites and Benefits

Other perquisites and benefits provided to executives generally are not tied to the Company’s financial performance, but are primarily designed to attract and retain executives. Among the perquisites and benefits provided by the Company in 2005 to its executives are Company-paid life insurance in an amount equal to four times base pay, reduced to two times base salary post retirement (which, in general, the executives can purchase upon termination by repaying to the Company the greater of the cash surrender value or the aggregate premiums paid by the Company), and benefits provided under the Xcel Energy Inc. Nonqualified Deferred Compensation Plan and the Xcel Energy Supplemental Executive Retirement Plan that make up for retirement benefits that cannot be paid under the Company’s qualified retirement plans due to Code limitations and the exclusion of certain elements of pay from pension-covered earnings. The level of retirement benefits provided by these plans in the aggregate is reflected in the Pension Plan Table. Other perquisites and benefits provided by the Company in 2005 to its executives include reimbursement for financial planning services and home security systems, cash perquisite allowance, executive medical insurance and physicals, aircraft usage and club dues. The value of these perquisites and benefits in 2005 was less than $50,000 for each of the Named Executive Officers.

Certain executive officers, including four of the Named Executive Officers, may receive severance benefits in accordance with the Xcel Energy Senior Executive Severance and Change in Control Policy, which is described in more detail under the heading “Employment Agreements and Severance Arrangements.”  The remaining two Named Executive Officers may receive severance benefits under their employment agreements, which are described in more detail under the heading “Employment Agreements and Severance Arrangements.”

Stock Ownership Guidelines

The Committee believes that it is essential to align management’s interests with those of the shareholders. In order to emphasize this belief, the Company adopted stock ownership guidelines for the executives. The Committee believes that linking a significant portion of an executive’s current and potential future net worth to the Company’s success, as reflected in the stock price, ensures that executives have a stake similar to that of the Company’s shareholders. Such guidelines also encourage the long-term management of the Company for the benefit of the shareholders. The share ownership guideline for each executive is based on the executive’s position. The guideline for the Chairman of the Board, President and Chief Executive Officer is five times base salary. Other business unit heads have a guideline of three times base salary. All other Company officers have share ownership guidelines of two times base salary. Each executive is expected to achieve the applicable ownership guidelines within five years of assuming an executive position. All shares that the executive is entitled to vote count toward compliance with the ownership guidelines and the number of shares necessary to satisfy the guidelines is based on an assumed valuation of $18 per share.

Chief Executive Officer Compensation

The compensation of Wayne H. Brunetti, former Chief Executive Officer, was determined by the process described in the base salary, short-term and long-term performance components above, namely base salary, annual incentive, performance share and performance-based restricted stock units. Mr. Brunetti received no base salary adjustments for 2005. His base salary is included in the “Salary” column of the Summary Compensation Table above.  For 2005, Mr. Brunetti received an annual incentive award target of 100 percent of base salary and a long-term incentive opportunity of 415 percent of base salary. As a result of corporate performance during 2005, Mr. Brunetti received a payment of $292,976 under the Annual Incentive Plan, representing approximately 29% of his salary and 29% of his targeted amount. As discussed above, he was awarded 122,093 performance-based restricted stock units and 122,093 performance shares. For the measurement cycle that ended in 2005 (representing awards granted effective January 1, 2003), the corporate performance resulted in a payment of $8,335,999 under the Omnibus Incentive Plan, representing 200% of his targeted award. The payments under the Annual Incentive Plan and the Omnibus Incentive Plan are included in the “Bonus” and “LTIP Payments” column in the Summary Compensation Table above.

In association with Mr. Brunetti’s retirement on December 15, 2005, he received certain payments and benefits. In addition, in June 2005, the Committee amended Mr. Brunetti’s employment agreement. For a discussion of Mr. Brunetti’s amended employment agreement and his retirement payments and benefits, see “Employment Agreements and Severance Arrangements — Wayne H. Brunetti Employment Agreement and Retirement.”

The compensation of Richard C. Kelly, Chairman of the Board, President and Chief Executive Officer, is also determined by the process described in the base salary, short-term and long-term performance components above, namely base salary, annual incentive, performance share and performance-based restricted stock units. For 2005, Mr. Kelly received a salary adjustment from $655,000 to $700,000, effective January 1, 2005 and then in connection with the assumption of increased responsibility following his appointment as President and Chief Executive Officer on July 1, 2005 he received another salary adjustment to $920,000. For 2005, Mr. Kelly received an annual incentive target of 70 percent of salary for the time he was President and Chief Operating Officer and 100 percent of salary for the time he was President and Chief Executive Officer and Chairman, President and Chief Executive Officer. As a result of corporate performance during 2005, Mr. Kelly received a payment of $212,966, including the 20% premium for electing to receive a portion of his award as restricted stock under the Annual Incentive Plan, representing approximately 26% of his salary and 30% of his targeted amount.  Mr. Kelly’s long-term incentive opportunity was 295 percent of base salary. He was awarded 57,044 performance-based restricted stock units and 57,044 performance shares. For the measurement cycle that ended in 2005 (representing awards granted effective January 1, 2003), the corporate performance resulted in a payment of $2,588,136 under the Omnibus Incentive Plan, representing 200% of his targeted award. The payments under the Annual Incentive Plan and the Omnibus Incentive Plan are included in the “Bonus” and “LTIP Payments” column in the Summary Compensation Table above.

Conclusion

The Committee believes that the Company’s executive compensation package effectively serves the interests of the Company and its shareholders. The balance of base pay and annual and long-term incentives provides increased motivation to executives to contribute to and participate in the Company’s long-term success. The Committee is dedicated to ensuring that the Company’s total compensation package continues to meet the needs of the Company and will monitor and revise compensation policies as necessary.

Submitted by the Governance, Compensation and Nominating Committee
of the Xcel Energy Board of Directors

Douglas W. Leatherdale, Chair	A. Barry Hirschfeld
C. Coney Burgess	A. Patricia Sampson

XCEL ENERGY STOCK PERFORMANCE GRAPH

The following compares our cumulative total shareholder return on common stock with the cumulative total return of the Standard & Poor’s 500 Composite Stock Price Index, and the EEI Electrics Index over the last five fiscal years (assuming a $100 investment in each vehicle on December 31, 2000 and the reinvestment of all dividends).

The EEI Electrics Index currently includes 64 companies and is a broad measure of industry performance.

Comparative Total Return

	2000	2001	2002	2003	2004	2005
Xcel Energy/NSP	$100	$101	$43	$70	$78	$83
EEI Electrics	$100	$91	$78	$96	$118	$137
S&P 500	$100	$87	$67	$84	$91	$95

EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS

Wayne H. Brunetti Employment Agreement and Retirement

Mr. Wayne H. Brunetti served as Chairman and Chief Executive Officer of the Company through June 30, 2005 and the terms of his employment were governed by an employment agreement (the “Existing Agreement”) that became effective at the time of the merger of New Century Energies and Northern States Power Company to form Xcel Energy. Following an initial period, the term of the Existing Agreement was for three-years, with automatic one-year extensions absent action by Mr. Brunetti or the Company. At June 30, 2005, Mr. Brunetti’s Existing Agreement was scheduled to expire on August 18, 2007 if not automatically extended. In the event Mr. Brunetti was terminated (absent cause) by the Board or his job responsibilities were significantly changed from Chairman and Chief Executive Officer, Mr. Brunetti was entitled in substance to receive the amount that he would have received under his Existing Agreement had he remained employed as Chairman and CEO through the end of the term of his Existing Agreement on August 18, 2007, which would include salary, an annual bonus and a long-term incentive award.

During the second quarter of 2005, the Board’s Governance, Compensation and Nominating Committee and Mr. Brunetti entered into negotiations to ensure an orderly transition from Mr. Brunetti’s leadership of the Company as Chairman and CEO to his successor. These negotiations resulted in an amended employment agreement (“the “Amended Agreement”). Under the Amended Agreement, Mr. Brunetti resigned as CEO effective July 1, 2005 and, following this resignation, Mr. Richard C. Kelly was appointed CEO. The balance of the Amended Agreement did not become effective unless Mr. Brunetti served as Chairman of the Board through December 15, 2005.

The Company believes that it is important to distinguish between the additional benefits that Mr. Brunetti received under the Amended Agreement from those that he received during 2005 under his Existing Agreement and under the Company’s existing bonus, long-term and other compensation plans.

Amended Agreement.   Under the terms of the Amended Agreement, Mr. Brunetti was entitled upon his retirement as Chairman of the Board on December 15, 2005, to a cash payment of $4,050,000; an annual physical and coverage under the Company’s executive medical plan for life on terms no less favorable than those currently in effect; and financial planning and tax advice services for life on terms no less favorable than those under which he was previously entitled to receive such services. These payments and benefits were determined by the Governance, Compensation and Nominating Committee to be substantially less than the salary, incentive compensation and benefits to which Mr. Brunetti would have been entitled under his Existing Agreement if he had not retired and instead continued to work until August 18, 2007 (the end of the then current term of his Existing Agreement) or if Mr. Brunetti’s employment had been terminated by the Company prior to that time without cause or if he had terminated his employment for good reason. Under the Amended Agreement, Mr. Brunetti agreed not to engage in competition with the Company and its affiliates for 24 months following his retirement or to disclose any confidential information relating to the Company and its affiliates except with the Company’s prior written consent or as otherwise required by law or legal process. Mr. Brunetti also signed a release of claims agreement.

Other 2005 Compensation.   Because Mr. Brunetti worked for the Company during 2005, he was entitled, just as any other executive officer of the Company, to the compensation he earned for the year. For 2005, these included his base salary through date of retirement ($1,020,625), a pro-rated payout of his earned 2005 annual incentive award ($292,976), and payout of earned performance share awards ($8,335,999). These payments were in accordance with the Existing Agreement and the terms of the applicable incentive plans and awards and are reflected in the Summary Compensation Table on page 25.

In addition, upon retirement Mr. Brunetti, just like any other executive officer of the Company, became entitled to receive all benefits for which he qualified under the terms of Company plans, programs, policies and practices under which he was covered. These included full vesting of outstanding restricted stock resulting from deferred bonuses, continued full vesting of outstanding options which will remain exercisable through the end of their respective terms, participation in outstanding performance share and restricted stock unit awards in accordance with their terms, payout of accrued and unused vacation, post-retirement life insurance coverage (or its equivalent) for life equal to 200% of final base salary and his vested benefits under the Company’s Supplemental Executive Retirement Plan (“SERP”). As previously disclosed, Mr. Brunetti had been credited by the Company with full accrual of SERP benefits at age 62, thus entitling him to a 20-year certain annuity equal to (a) 55% of covered compensation minus (b) any other qualified or non-qualified benefits. As permitted by the terms of the qualified and non-qualified retirement plans and the SERP, Mr. Brunetti elected to receive his retirement benefits in lump-sum amounts equal to their actuarial equivalent present value, which totaled approximately $12.8 million.

Paul J. Bonavia Employment Agreement

In connection with and effective upon completion of the merger between Northern States Power Company and NCE that formed Xcel Energy in 2000, we and Paul J. Bonavia entered into an amendment to an employment agreement between Mr. Bonavia and NCE. Except as discussed below, the original agreement expired December 14, 2000. In connection with the merger, Mr. Bonavia’s position changed from Senior Vice President, General Counsel and President of NCE’s International business unit to President of our Energy Markets business unit. In the amendment, Mr. Bonavia agreed not to assert before January 6, 2003 that his duties and responsibilities had been diminished, and thus he waived the right to claim certain benefits under the 1999 Xcel Energy senior executive severance policy (the “1999 Policy”) relating to this change in his status prior to that date. If certain conditions were met on January 6, 2003 or within seven business days thereafter, which conditions include the termination of Mr. Bonavia’s employment, Mr. Bonavia would have been entitled to severance benefits comparable to those provided to the other senior executives under the 1999 Policy, which terminated on August 18, 2003 on its scheduled termination date. In further amendments, Mr. Bonavia agreed to continue his employment through August 31, 2003. Mr. Bonavia also agreed not to assert at any time that his duties and responsibilities have been diminished. In return, we agreed that if we terminate Mr. Bonavia’s employment at any time for any reason other than cause, as defined in the 1999 Policy, or if Mr. Bonavia terminates his employment for any reason after August 31, 2003, then he will be entitled to severance benefits comparable to those provided to the other senior executives under the 1999 Policy as if he had terminated on January 6, 2003, and as adjusted for inflation. The severance benefits payable under the 1999 Policy included generally 2.5 times salary, bonus and long-term compensation, as well as payments for an additional 2.5 years of service under the pension and retirement savings plans. Based on his compensation levels as of January 6, 2003, the severance benefits payable to Mr. Bonavia under his employment agreement will be approximately $4,000,000.

2003 Severance and Change in Control Policy

In October of 2003, we adopted the Xcel Energy Senior Executive Severance and Change in Control Policy (the “2003 Policy”). The 2003 policy was intended to replace the 1999 Policy and, in many ways, operates similarly to the 1999 policy. Each of our Named Executive Officers, other than Mr. Brunetti and Mr. Bonavia, are participants in the 2003 Policy. Additional participants may be named by the Board or the Governance, Compensation and Nominating Committee from time to time.

Under the 2003 Policy, a participant whose employment is terminated will receive severance benefits unless:

•        the employer terminated the participant for cause (as defined in the 2003 Policy);

•        termination was because of the participant’s death, disability or retirement;

•        the participant’s division, subsidiary or business unit was sold and the buyer agreed to continue the participant’s employment with specified protections for the participant; or

•        the participant terminated voluntarily.

The severance benefits for executive officers under the 2003 Policy include the following:

•        a cash payment equal to two times the participant’s annual base salary and target annual incentive award;

•        prorated target annual incentive compensation for the year of termination;

•        financial planning benefit for two years and outplacement services costing not more than $30,000;

•        a cash payment equal to value of the additional amounts that would have been credited to or paid on behalf of the participant under pension and retirement savings plans, if the participant had remained employed for another two years;

•        continued medical, dental and life insurance benefits for two years; and

•        continued perquisite allowance for two years.

If the participant is terminated, including a voluntary termination following a diminution in salary, benefits or responsibilities, within two years following a change in control (as defined in the 2003 Policy), the participant will receive benefits under the 2003 Policy similar to the severance benefits above, except that for certain of our executive officers, including those of our Named Executive Officers who are participants, the cash payment will be equal to three times the participant’s annual base salary and target annual incentive award, the cash payment for the value of additional retirement savings and pension credits will be for three years instead of two and medical, dental and life insurance, financial planning and perquisite allowance benefits will be continued for three years instead of two. In addition, each of the participants entitled to enhanced benefits upon a change-in-control will be entitled to receive an additional cash payment to make the participant whole for any excise tax on excess parachute payments that he or she may incur, with certain limitations specified in the 2003 Policy.

To receive the benefits under the 2003 Policy, the participant must also sign an agreement releasing all claims against the employer and its affiliates, and agreeing not to compete with the employer and its affiliates and not to solicit their employees and customers.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(1)	17,740,074	$26.92	9,523,800
Equity compensation plans not approved by security holders	n/a	n/a		(2)

(1)	Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of utstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
	PSCo Omnibus Incentive Plan	179,017			$23.44	—
	Xcel Energy Inc. 2005 Omnibus Incentive Plan	—	(3)	$	N/A	8,323,800	(4)
	Xcel Energy Inc. Omnibus Incentive Plan	10,321,725	(3)		$26.54	—	(5)
	NRG Long-Term Incentive Compensation Plan	1,859,723			$33.09	—
	NCE Omnibus Incentive Plan	3,026,255			$26.27	—
	NSP Executive Long-Term Incentive Award Stock Plan	1,956,073			$23.64	—
	Xcel Energy Inc. Executive Annual Incentive Award Plan (Effective May 25, 2005)	—		$	N/A	1,200,000
	Xcel Energy Inc. Executive Annual Incentive Award Plan	260,693		—		—	(6)
	Stock Equivalent Plan for Non-Employee Directors	136,588		—		613,412

(2)            Xcel Energy had a Stock Equivalent Plan for Non-Employee Directors to more closely align directors’ interests with those of our shareholders. Under this Stock Equivalent Plan, directors could receive an annual award of stock equivalent units with each unit having a value equal to one share of our common stock. Stock equivalent units do not entitle a director to vote and are only payable as a distribution of whole shares of the Company’s common stock upon a director’s termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. Additional stock equivalent units are accumulated upon the payment of, and at the same value as, dividends declared on Xcel Energy common stock. The shareholders approved an amended and restated plan at the 2004 annual meeting. For awards made prior to this shareholder approval, the number of shares of the Company’s common stock to be used for distribution under this Stock Equivalent Plan are purchased on the open market.

(3)            Includes stock options, performance shares, performance-based restricted stock units and reinvested dividend equivalents with respect to performance-based restricted stock units. For performance shares, the actual number of securities to be paid out will be dependent upon Xcel Energy’s TSR compared to a peer group. Performance-based restricted stock units are subject to forfeiture as described under “Long-Term Incentives” in the Report of the Governance, Compensation and Nominating Committee.

(4)            Awards can take the form of stock options, stock appreciation rights, restricted stock, restricted stock units or performance shares or performance units.

(5)            The Xcel Energy Inc. 2005 Omnibus Incentive Plan was approved by shareholders at the 2005 annual meeting and replaces the Xcel Energy Inc. Omnibus Incentive Plan approved by shareholders in 2000. No additional awards will be made under the Xcel Energy Inc. Omnibus Incentive Plan.

(6)            The Xcel Energy Inc. Executive Annual Incentive Plan (Effective May 25, 2006) was approved by shareholders at the 2005 annual meeting and replaces the Xcel Energy Inc. Executive Annual Incentive Plan approved by shareholders in 2000. No additional awards will be made under the Xcel Energy Inc. Executive Annual Incentive Plan.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Audit Committee is composed of Roger R. Hemminghaus, Chair, Richard H. Anderson, Douglas W. Leatherdale, Albert F. Moreno and Margaret R. Preska.

The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by the listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a charter that was last amended and restated by the Audit Committee on March 1, 2005 and approved by the Board on March 2, 2005. As set forth in the charter, management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent auditors, Deloitte & Touche LLP, are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee has:

•        considered and discussed the audited financial statements with management and our independent auditors — the Audit Committee’s review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•        discussed with our independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61, Communication with Audit Committees and standards issued by the Public Company Accounting Oversight Board;

•        received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and discussed the independence of Deloitte & Touche LLP with them;

•        reviewed and pre-approved the services provided by our independent auditors other than their audit services and considered whether the provision of such other services by our independent auditors is compatible with maintaining their independence; and

•        discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits for the year 2005. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the charter, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005, to be filed with the Securities and Exchange Commission. The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent auditors for 2006. Shareholder ratification of this appointment is included as Proposal No. 2 in these proxy materials.

Submitted by the Audit Committee of the Xcel Energy Board of Directors

Roger R. Hemminghaus, Chair	Albert F. Moreno
Richard H. Anderson	Margaret R. Preska
Douglas W. Leatherdale

INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP has audited the Company’s consolidated financial statements since 2002. Audit services provided by Deloitte & Touche LLP in 2005 included the audits of consolidated financial statements and management’s assessment of internal control over financial reporting of the Company; reviews of interim consolidated financial information; and consultation on matters related to accounting and financial reporting. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from shareholders at the Annual Meeting.

Independent Public Accountants Fees

For the years ended December 31, 2005 and December 31, 2004, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte & Touche”). Total fees paid to Deloitte & Touche in 2005 and 2004 were $5,421,000 and $7,802,000, respectively.

Audit Fees

The aggregate audit fees include fees billed for the audit of the Company’s and subsidiaries annual financial statements, management’s assessment of the Company’s internal control over financial reporting and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q. These amounts include estimated billings for the completion of the audits, which billings were rendered after the year-end being audited. Total audit fees for 2005 and 2004 were $4,207,000 and $4,459,000, respectively.

Audit-Related Fees

The aggregate fees billed for audit-related services for the fiscal year ended December 31, 2005 were $335,000. These fees included $164,000 for employee benefit plan audits and $171,000 for other audits and accounting consultation.

The aggregate fees billed for audit-related services for the fiscal year ended December 31, 2004 were $2,273,000. These fees included $902,000 for assessment of Sarbanes-Oxley readiness, $556,000 for assessment of internal controls in a customer billing system under development, $226,000 for employee benefit plan audits, $200,000 for performance of agreed-upon procedures to assess compliance with regulations, $175,000 for evaluation of income tax accounting enhancements, and $214,000 for other audits and accounting consultations.

Tax Fees

The aggregate fees billed for tax services for the fiscal year ended December 31, 2005 were $879,000. These fees included $179,000 for tax planning and compliance services related to the Company’s investment in NRG, which was divested in 2003, $340,000 for other tax compliance services, and $360,000 for other tax planning services.

The aggregate fees billed for tax services for the fiscal year ended December 31, 2004 were $1,070,000. These fees included $413,000 for tax planning and compliance services related to the Company’s investment in NRG, which was divested in 2003, $313,000 for other tax compliance services, and $344,000 for other tax planning services.

All Other Fees

There were no other fees billed for the fiscal years ended December 31, 2005 and December 31, 2004.

Audit Committee Pre-Approval Policies

Rules adopted by the Securities and Exchange Commission in order to implement requirements of the Sarbanes-Oxley Act require public company audit committees to pre-approve audit and non-audit services. Our Audit Committee has adopted detailed pre-approval policies and procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, we will obtain the specific pre-approval of the Audit Committee before engaging the independent auditor. The policies require the Audit Committee to be informed of each service, and the policies do not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All audit-related fees, tax fees and all other fees for 2005 were pre-approved by the Audit Committee.

Leased Employees

In connection with their audit of our 2005 annual financial statements, Deloitte & Touche’s work was performed 100% by full-time, permanent employees of Deloitte & Touche.

OTHER BUSINESS

Management does not know of any business, other than that described in this proxy statement, that may be presented for action at the Annual Meeting of Shareholders. If any other matters are properly presented at the Annual Meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

By Order of the Board of Directors,

CATHY J. HART
Corporate Secretary
Minneapolis, Minnesota

Annual Meeting Guidelines

In the interest of an orderly and constructive meeting, the following guidelines will apply to Xcel Energy’s 2006 Annual Meeting of Shareholders:

1.               The Annual Meeting of Shareholders is open only to Xcel Energy shareholders and Xcel Energy’s invited guests. Shareholders attending the Annual Meeting should present an admittance ticket or evidence of Xcel Energy Inc. stock ownership to gain entrance. All attendees will be asked to provide photo identification, such as a driver’s license, in order to gain admittance to the Annual Meeting. You will not be admitted without photo identification.

2.               The business of the meeting will follow as set forth in the agenda, which you will receive at the meeting entrance. If you wish to change your vote or have not voted, ballots will be distributed to you to cast your votes.

3.               Shareholder questions and comments related to the business of the Company will be addressed only during the question and answer portion of the agenda at the end of the Annual Meeting.

4.               If you wish to speak at the designated time in the question and answer portion of the Annual Meeting, please go to the nearest microphone and state your name before asking a question. You must ask a question and direct it to the Chairman. Questions from the floor are limited to three minutes to provide an opportunity for as many shareholders as possible.

5.               Although personal grievances, claims and political statements are not appropriate subjects for the Annual Meeting, you may submit any of these to an usher or Company representative and the Company will respond in writing.

6.               The use of cameras or sound recording equipment is prohibited, except by those employed by the Company to provide a record of the proceedings. The use of cell phones and other personal communication devices also is prohibited during the Annual Meeting.

7.               No firearms or weapons will be allowed in the meeting room.

8.               No banners or signs will be allowed in the meeting room.

9.               Individuals wishing to gain admittance to the Annual Meeting will pass through a metal detector.

10.        Xcel Energy reserves the right to inspect all items entering the meeting room. Handbags, briefcases and packages will be inspected.

ADMISSION TICKET
2006 Annual Meeting of Shareholders

Wednesday, May 17, 2006, 10:00 A.M. MDT

Doors will open at 9:00 A.M. MDT

The Donald R. Seawell Grand Ballroom,
The Denver Center for the Performing Arts
14th and Curtis Streets
Denver, Colorado 80204

Shareholders who do not present an admission ticket or verification of ownership will not be admitted to the meeting.

Photo identification is required for admission.

Attached below is your proxy card for the 2006 Annual Meeting of Shareholders of Xcel Energy Inc.

You may vote by telephone, by Internet or by mail.

To vote by telephone or Internet, see instructions on reverse side.

To vote by mail, please return your proxy in the enclosed business reply envelope.

Proxy for Annual Meeting of Shareholders — May 17, 2006

The undersigned, a holder of common and/or preferred stock of Xcel Energy Inc. (the “Company”) hereby appoints Benjamin G.S. Fowke III, Cathy J. Hart and Gary R. Johnson, or any one or more of them, as proxies each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 17, 2006 and any adjournment or adjournments thereof, and to vote as designated hereon and in their discretion with respect to any other business properly brought before the Annual Meeting all shares of the common and/or preferred stock of the Company which the undersigned would be entitled to vote if personally present at such meeting, except for the shares of common stock held of record in the undersigned’s account with the Plans (defined below), the voting instructions for which are explained below.

This card also constitutes your voting instructions for shares held of record in the New Century Energies, Inc. Employees’ Savings And Stock Ownership Plan For Bargaining Unit Employees and Former Non-Bargaining Unit Employees, the Xcel Energy 401(k) Savings Plan And The New Century Energies, Inc. Employee Investment Plan For Bargaining Unit Employees and Former Non-Bargaining Unit Employees (“Plans”) and the undersigned hereby authorizes the trustees of these Plans to vote the undersigned’s shares held in its accounts.

ADDRESS CHANGE/COMMENTS ______________________________ ______________________________ ______________________________	XCEL ENERGY INC. P.O. BOX 11466 NEW YORK, NY 10203-0466

This proxy when properly executed will be voted in the manner designated hereon and in the discretion of the proxies with respect to any other matters properly brought before the meeting. If no direction is made, this proxy will be voted FOR items 1 and 2 and AGAINST item 3.

(CONTINUED AND IS TO BE SIGNED ON REVERSE SIDE)

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY INTERNET			VOTE BY TELEPHONE			VOTE BY MAIL
	https://www.proxyvotenow.com/xel		1-866-213-0576
•	Go to the website address listed above.	OR	•	Use any touch-tone telephone.	OR	•	Mark, sign and date your
•	Have your proxy card ready.		•	Have your proxy card ready.			proxy card.
•	Follow the simple instructions that		•	Follow the simple recorded		•	Detach your proxy card.
	appear on your computer screen.			instructions.		•	Return your proxy card in the
postage-paid envelope provided.

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

Votes must be indicated

(x) in Black or Blue ink.

The Board of Directors recommends a vote FOR items 1 and 2 and AGAINST item 3.

1.	To elect a board of directors
FOR ALL ☐	WITHHOLD FOR ALL ☐	EXCEPTIONS*	☐

Nominees: 01 - C. Coney Burgess, 02 - Fredric W. Corrigan, 03 - Richard K. Davis, 04 - Roger R. Hemminghaus, 05 - A. Barry Hirschfeld, 06 - Richard C. Kelly, 07 - Douglas W. Leatherdale, 08 - Albert F. Moreno, 09 - Dr. Margaret R. Preska, 10 - A. Patricia Sampson and 11 - Richard H. Truly

(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the following blank line.)

*Exceptions____________________________________________________

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s principal accountants
for 2006		☐	☐	☐

3.	Shareholder proposal to separate the roles of Chairman of the Board and Chief Executive Officer	☐	☐	☐

To change your address, please mark this box	☐
To include any comments, please mark this box	☐

SCANLINE

The signer(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at said Annual Meeting and any adjournments or postponements thereof. NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date	Share Owner sign here	Co-Owner sign here